UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )
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ORBITZ WORLDWIDE, INC.

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April 25, 2014
Dear Fellow Shareholder:
I am pleased to invite you to our 2014 Annual Meeting of Shareholders. We will hold the Annual Meeting at 10:00 a.m. local time on Tuesday, June 10, 2014, at the offices of Latham & Watkins LLP, 330 N. Wabash Avenue, Suite 2800, Chicago, Illinois 60611.
Details of the business to be conducted at the Annual Meeting can be found in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.
In order to lower costs and minimize the environmental impact of our Annual Meeting, we are delivering these proxy materials to our shareholders primarily by mailing a Notice of Internet Availability of Proxy Materials. This Notice contains instructions on how to access the proxy materials and vote your shares. If you receive a Notice of Internet Availability of Proxy Materials, you may request paper copies of the materials if you so choose by following the instructions in the Notice.
Whether or not you plan to attend the Annual Meeting, your vote is important, and I encourage you to vote promptly. The Notice contains instructions on how to vote via the Internet or by calling a toll-free number. If you receive paper copies of the proxy materials by mail, you may vote by signing, dating and mailing your proxy card.
On behalf of the Board of Directors, thank you for your continued interest and support.
Sincerely,
Scott Forbes
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 10, 2014

To the Orbitz Worldwide, Inc. Shareholders:
The Orbitz Worldwide, Inc. (the “Company”) Annual Meeting of Shareholders (the “Annual Meeting”) will be held at 10:00 a.m. local time on Tuesday, June 10, 2014, at the offices of Latham & Watkins LLP, 330 N. Wabash Avenue, Suite 2800, Chicago, Illinois 60611, for the following purposes:

1.	To elect Mark Britton, Brad Gerstner and Kris Leslie to our Company’s board of directors (our “Board”), each to serve a three-year term;

2.	To approve by an advisory (non-binding) vote the compensation of our named executive officers;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent auditor for the year ending December 31, 2014; and

4.	To transact any other business properly presented at the Annual Meeting, or at any adjournments or postponements thereof.
Only shareholders of record at the close of business on April 14, 2014, are entitled to notice of, and to vote at, the Annual Meeting.
Whether or not you expect to attend the Annual Meeting, we encourage you to vote your shares promptly. If you have requested paper copies of these proxy materials by mail, you may sign, date and mail the included proxy card in the enclosed envelope. You may also vote your shares electronically via the Internet or by telephone. It is important that your shares be represented at the Annual Meeting. If for any reason you wish to revoke your proxy, you may do so at any time before it is voted at the Annual Meeting.
By Order of the Board

James F. Rogers
Secretary
April 25, 2014
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be Held on June 10, 2014
Our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2013, are available on our Investor Relations website (www.orbitz-ir.com).
You may also request paper copies of these proxy materials free of charge by writing to:
Corporate Secretary, Orbitz Worldwide, Inc., 500 W. Madison Street, Suite 1000, Chicago, Illinois 60661

i

PROXY STATEMENT FOR THE ANNUAL MEETING OF
SHAREHOLDERS
TO BE HELD ON JUNE 10, 2014

General Information about the Annual Meeting
Why am I receiving these materials?
These proxy materials are being furnished to you in connection with the solicitation by our Board of Directors of proxies to be used at our Annual Meeting of Shareholders and at any adjournments or postponements of such meeting. The Annual Meeting will be held at 10:00 a.m. local time on Tuesday, June 10, 2014, at the offices of Latham & Watkins LLP, 330 N. Wabash Avenue, Suite 2800, Chicago, Illinois 60611. This Proxy Statement, together with our 2013 Annual Report on Form 10-K and a proxy card, are first being made available or distributed to our shareholders of record on or about April 25, 2014.
Can I access these materials electronically?
In accordance with the “Notice and Access” rules adopted by the Securities and Exchange Commission (the “SEC”), we are delivering proxy materials to many shareholders via the Internet instead of mailing printed copies of the proxy materials to each shareholder. Using this method of distribution, we sent a Notice of Internet Availability of Proxy Materials to our shareholders on or about April 25, 2014. This Notice contains instructions for accessing and viewing our proxy materials via the Internet, voting your shares electronically and, if desired, requesting electronic or paper copies. Shareholders who have previously elected not to receive materials via the Internet will receive a copy of our proxy materials by mail.
On what am I voting?
At the Annual Meeting, you are voting, either in person or by proxy, on the following items:

•	the election of Mark Britton, Brad Gerstner and Kris Leslie to our Company’s Board of Directors, each to serve a three-year term;

•	the approval by an advisory (non-binding) vote of the compensation of our named executive officers; and

•	the ratification of the appointment of Deloitte & Touche LLP as our independent auditor for the year ending December 31, 2014.
In addition, we will transact any other business that may be properly presented at the Annual Meeting or at any adjournments or postponements thereof.

Who may vote?
If you are a shareholder of record as of the close of business on April 14, 2014 (the “Record Date”), you are entitled to receive notice of, and to vote at, the Annual Meeting. As of April 14, 2014, 109,134,094 shares of our common stock, par value $0.01 per share (our “Common Stock”), were outstanding. Our Common Stock constitutes our only outstanding class of voting securities. As a holder of our Common Stock, you are entitled to one vote for each share held, but you do not have cumulative voting rights with respect to the election of directors.
How do I vote?
Beneficial Shareholder. If you are a shareholder who holds our Common Stock indirectly through an account with an institutional or other nominee holder, such as a broker, bank, broker-dealer or similar organization, you are referred to as a “beneficial shareholder” or a shareholder “in street name.” As a beneficial shareholder, your proxy materials will be delivered to you by your broker, bank, broker-dealer or similar organization, and your vote instructs your nominee on how to vote your shares; your nominee, in turn, instructs the proxies on how to vote your shares.
Shareholder of Record. If you are a shareholder who holds our Common Stock directly in his or her own name with American Stock Transfer & Trust Company, LLC, our stock transfer agent, you are considered a shareholder of record and will receive proxy materials and a proxy card directly. As a shareholder of record, you have the right to give your proxy directly to us or to vote in person at the Annual Meeting. If you are a shareholder of record, please vote your shares as instructed on your proxy card even if you plan to attend the Annual Meeting.
How are the votes determined?
Proposal 1:  Directors are elected by a plurality of all of the votes cast, in person or by proxy. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the Annual Meeting.
Proposal 2:  Approval of the advisory (non-binding) compensation of our named executive officers requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. This proposal is advisory in nature, but the Board will consider the vote results.
Proposal 3:  Approval of the ratification of the selection of our independent auditors requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. This proposal is advisory in nature, but the Board will consider the vote results.
If you are a beneficial shareholder, your vote instructs your broker, bank, broker-dealer, similar organization or other nominee (your “Nominee”), as the holder of record, how to vote your shares. Under applicable rules, if you do not provide voting instructions to your Nominee, your Nominee has discretion to vote your shares on the ratification of the appointment of Deloitte & Touche LLP as our independent auditors (Proposal 3). Your Nominee may not vote your shares on the election of directors (Proposal 1) or the advisory vote to approve the compensation of our named executive officers (Proposal 2) without specific instructions from you. If you do not vote, your Nominee may vote your shares only on Proposal 3 in which case your shares will be counted toward the quorum for the Annual Meeting, but will be voted only on Proposal 3. If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf at the Annual Meeting.

Proxies marked “abstain” and broker non-votes have no effect on the outcome of the election of directors (Proposal 1). Proxies marked “abstain” and broker non-votes will have the effect of a vote “against” the advisory vote to approve the compensation of our named executive officers (Proposal 2). Proxies marked “abstain” have no effect on the outcome of the ratification of the appointment of Deloitte & Touche LLP (Proposal 3).
No action may be taken at the Annual Meeting if there is no quorum present except to adjourn it until a later time.
What is a Quorum?
The holders of a majority of the issued and outstanding shares of our Common Stock on the Record Date, present in person or represented by proxy, are necessary to constitute a quorum at the Annual Meeting. To determine a quorum, in addition to shares that have been voted, abstentions and broker non-votes are counted as shares present for purposes of determining whether the shares represented at the Annual Meeting constitute a quorum. The inspector of election appointed for the Annual Meeting will (i) determine the number of shares of our Common Stock that are represented at the Annual Meeting; (ii) determine the validity of proxies and ballots; (iii) determine whether a quorum is present; and (iv) count all votes and ballots.
May I change my vote?
If you are a shareholder of record, you may revoke your proxy at any time before the proxy is exercised (i) by executing and delivering a later-dated and valid proxy or (ii) by executing and delivering written notice of the revocation of the proxy to our Corporate Secretary prior to the Annual Meeting and attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting alone will not constitute a revocation of a proxy. Unless you revoke your proxy before the Annual Meeting, the shares represented by all properly executed proxies received in time for the Annual Meeting will be voted in accordance with your directions. If you are a beneficial shareholder, you must contact the organization that holds the shares on your behalf to change your vote.
How are proxies solicited and who bears the cost?
Our directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities. We will enlist the help of banks, brokers, broker-dealers and similar organizations in soliciting proxies for the Annual Meeting from their customers (i.e., beneficial shareholders). We bear the cost of soliciting your vote, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Materials and this Notice of Annual Meeting of Shareholders and Proxy Statement.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our certificate of incorporation and by-laws specify that the Board shall consist of not fewer than three, nor more than fifteen, members. Our Board is divided into three classes, designated as Class I, Class II and Class III. Members of each class hold office for staggered three-year terms and until their successors are duly elected and qualified. The terms of Mark Britton, Brad Gerstner and Kris Leslie, our Class I directors, expire on the date of the 2014 Annual Meeting. At the Annual Meeting, you will vote on the nomination of these three directors, each to be elected to our Board for a three-year term expiring at the 2017 Annual Meeting.
Directors are elected by a plurality of all of the votes cast in person or by proxy. This means that nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast.
Under our certificate of incorporation, until Travelport Limited (“Travelport”) ceases to beneficially own at least 33 1⁄3% of the votes entitled to be cast by our outstanding Common Stock, we must obtain Travelport’s prior written consent to: (a) change the number of directors on the Board; (b) nominate members of the Board; and (c) fill newly created memberships or Board vacancies. As of the date of this Proxy Statement, Travelport, through one of its wholly owned subsidiaries, TDS Investor (Luxembourg) S.à.r.l., beneficially owned over 33 1⁄3% of our outstanding common stock. See the section entitled “Security Ownership - Security Ownership by Certain Other Beneficial Owners” below.
Our Board currently has nine directors although we are authorized to have ten. Jaynie Studenmund, a Class I director, resigned from the Board effective February 7, 2014. Jaynie was a fully independent director and served on our Audit, Nominating & Corporate Governance and Compensation Committees, the last of which she served on as Chair. Our Nominating & Corporate Governance Committee will be undertaking a process to consider and recommend a candidate to fill this vacancy. Accordingly, there are only three nominees for election as Class I directors at the 2014 Annual Meeting.
More recently, Jeff Clarke, a Class III director, resigned from the Board effective April 10, 2014. Jeff had been recommended for our Board by Travelport, which holds just under one-half of our shares of common stock. Travelport recommended Gavin Baiera to fill the vacancy created by Jeff’s resignation. The Nominating & Corporate Governance Committee evaluated Gavin’s qualifications and recommended to the full Board that he be elected. The Board elected Gavin to the Board effective April 10, 2014.
We set forth below the names, ages and certain background information of each of the continuing directors and director nominees. We also discuss the particular experience, qualifications, attributes and skills of each of the director nominees and the persons continuing to serve on our Board that led the Board of Directors to conclude that each director nominee and incumbent director should serve as a director of the Company.
The Board recommends a vote FOR approval of all of the director nominees.

Class I Directors - Terms Expire in 2014
Mark Britton, age 47, has served as a member of our Board since April 2011. Mark is the founder, Chairman, CEO and President of Avvo, a website offering free Q&A forums, ratings and profiles for 95% of U.S. lawyers. Prior to founding Avvo in 2005, Mark was Executive Vice President of Worldwide Corporate Affairs of InterActiveCorp Travel (“IACT”) and Expedia, Inc. from 2003 to 2004 and Senior Vice President, General Counsel and Secretary of Expedia from 1999 to 2003. At IACT and Expedia, he oversaw all finance, strategy, corporate development, legal, human resources and government relations functions for the IACT companies, including Expedia, Hotels.com, Hotwire, Classic Custom Vacations and Interval International. Mark currently serves on the board of regents of Gonzaga University. Mark holds a B.A. degree in Finance from Gonzaga University and a J.D. from George Washington University.
From his many years of experience at Avvo, Expedia and IACT, Mark brings to the Board a deep understanding of the travel industry and the consumer Internet. Mark also provides strong business operations and financial expertise that enhances our Board’s ability to perform its oversight role. Mark is an audit committee financial expert.
Brad Gerstner, age 42, has served as a member of our Board since March 2010. Brad is CEO of Altimeter Capital Management, an investment firm he founded in November 2008. Prior to Altimeter, Brad was Vice President at PAR Capital Management from 2005 to 2008. Brad also served an appointment as Deputy Secretary of State of Indiana. Brad is the founder and Chairman of Room 77 Inc., a hotel-focused travel research site. Brad currently serves on the boards of Silver Rail Technologies, Inc., Room 77 Inc., Hotel Tonight, Trigger Media and Duetto Research Inc. Brad holds a B.A. degree from Wabash College, a J.D. from Indiana University and an M.B.A. from the Harvard Business School.
As founder of Room 77 and a former CEO of two online businesses, including one that operated in the travel industry, Brad has specific strategic and operating knowledge regarding running a successful online commerce company. Furthermore, as an investor with a focus on the travel industry, he brings subject-matter expertise and a keen understanding of the competitive landscape and our public and private competitors.
Kris Leslie, age 49, Kris has served as a member of our Board since March 2011. She is currently a consultant. From 2004 to 2007, Kris served as CFO of DreamWorks Animation SKG, Inc., a company that develops and produces computer-generated, animated feature films. Kris currently serves on the board of directors of Blue Shield of California and is a member of its audit, finance and investment and quality improvement committees. She also serves on the board of PICO Holdings, Inc. where she is non-executive chairwoman, chair of the nominating and governance committee and a member of the audit committee. Kris previously served on the boards of Bare Escentuals, Inc. and Obagi Medical Products, Inc. From 2006 to 2013, Kris served on the board of directors of Methodist Hospital in Arcadia, California where she was a member of the finance, audit and compliance committee and the compensation and executive committees. In addition, she is chairwoman of the board of trustees at Flintridge Preparatory School in La Cañada, California. Kris holds a B.A. degree in Economics from Bucknell University and an M.B.A. from Columbia University.
As a former CFO of DreamWorks, Kris brings a wealth of financial management experience and understands the challenges a public reporting company faces. Her audit committee experience at Blue Shield, PICO, Obagi Medical Products and Bare Escentuals enhances our Board’s financial expertise. Kris is an audit committee financial expert.

Class II Directors - Terms Expire in 2015
Martin Brand, age 39, has served as a member of our Board since March 2010. He is a Senior Managing Director in the Private Equity Group for The Blackstone Group, L.P., a global investment and advisory firm. Martin joined Blackstone’s London office in 2003 and transferred to the New York office in 2005. Before joining Blackstone, he worked as a derivatives trader with the FICC division of Goldman Sachs in New York and Tokyo, and with McKinsey & Company in London. Martin currently serves on the boards of Bayview Financial, Sungard, Exeter Finance and PBF Energy. He also serves on the advisory board of the Hudson Union Society and the board of the Harvard Business School Club of New York. Martin received a B.A./M.A. in Mathematics and Computation from Oxford University and an M.B.A. from the Harvard Business School.
Martin brings extensive financial expertise and broad-based international experience to our Board. His experience and knowledge enhance the Board’s financial expertise and provide the Board with insight into the global marketplace and competition.
Ken Esterow, age 49, has served as a member of our Board since August 2011. Ken was appointed as the President and CEO of Bankrate, Inc. in January 2014 and serves on its board of directors. He previously served as Bankrate’s Senior Vice President and Chief Operating Officer from September 2013 to December 2013. Prior to that, Ken was an industry consultant and a CEO1st Partner with Frontenac Company, a private equity firm. Ken served in a variety of roles at Travelport Limited and Cendant Corporation from 1995 to 2011. From January 2007 to May 2011, he was President and CEO of Travelport Limited’s Gullivers Travel Associates business, a leading global hotel wholesaler, which includes Octopustravel.com. The Gullivers Travel Associates business was sold to Kuoni Reisen Holding AG in May 2011. Ken previously served as an executive committee member of the board of the U.S. Travel Association. Ken holds a B.A. degree in Biology from the University of Pennsylvania and an M.B.A. from the Wharton School at the University of Pennsylvania.
Ken brings to our Board a wealth of previous travel, hospitality and business experience. His global experience, including experience in emerging markets in Asia and the Middle East, and his extensive knowledge of business development, leadership team development and execution is also valuable to our Board.
Barney Harford, age 42, has served as our Chief Executive Officer and as a member of our Board since January 2009. Prior to joining Orbitz Worldwide in January 2009, Barney served in a variety of roles at Expedia, Inc. from 1999 to 2006. From 2004 to 2006, he served as President of Expedia Asia Pacific. Prior to 2004, Barney served as Senior Vice President of Air, Car & Private Label and led Expedia’s corporate development, strategic planning and investor relations functions. He joined Expedia in 1999 as a product planner. Barney currently serves on the board of LiquidPlanner, Inc. He previously served on the boards of Orange Hotel Group from 2009 to 2012; Global English Corporation (subsequently acquired by Pearson) from 2008 to 2011; and eLong, Inc. from 2004 to 2008, for which he served as chairman from July 2006 to March 2007. He holds an M.B.A. from INSEAD and a M.A. degree in Natural Sciences from Clare College, Cambridge University.
As our Chief Executive Officer, Barney is uniquely qualified to provide the Board with key insight into our operational and strategic initiatives. His strong leadership capabilities, knowledge of our business, and deep insights into the travel industry make him a valuable member of our Board. He also has significant experience serving on the boards of several public and private companies.

Class III Directors - Terms Expire in 2016
Gavin Baiera, age 38, has been on our Board since April 2014. He is currently a Managing Director at Angelo, Gordon & Co., an SEC-registered investment adviser. Prior to joining Angelo, Gordon, & Co., he was the co-head of the strategic finance group at Morgan Stanley from 2006 to 2008, where he was responsible for the origination, underwriting and distribution of restructuring transactions. From 2000 to 2005, Gavin was a Vice President at General Electric Capital Corporation, concentrating on underwriting and investing in performing and distressed transactions. Gavin serves on the boards of Travelport Limited and American Media, Inc. and has recently been nominated to the board of directors for Mach Gen, LLC. Gavin holds a B.A. from Fairfield University and an M.B.A. from the University of Southern California.
Gavin brings to the Board substantial expertise in conducting financial analysis of companies across multiple industries, including travel and media.
Scott Forbes, age 56, has served as a member of our Board since June 2013 and was named non-executive Chairman in April 2014. Since July 2005, Scott has been Chairman of Rightmove plc, the UK’s leading online classified property advertising portal. Since November 2006, Scott has been the founder and Executive Chairman of Bridge Capital Advisors LLP, a provider of investment, strategic and advisory services. During the period from March 1999 to May 2005, Scott was the Group Managing Director of Cendant Europe, Middle East, Africa and Asia. From 1990 to 1999, Scott held several senior positions at Cendant Corporation and its predecessor, HFS, Inc., a leading global provider of travel and residential real estate services. Scott holds a B.S degree from Rutgers University.
Scott has strategic and operating knowledge from working with successful online companies serving the residential real estate and travel sectors. He has over 20 years of hospitality industry experience and led the consolidation of the managed vacation rental market for Cendant (now Wyndham Vacation Rentals). Scott led or participated in numerous mergers, acquisitions and divestitures over the last 15 years. He brings further substantial finance, operations, reporting and treasury expertise from his executive finance roles with Cendant. His service as Chairman of Rightmove plc has provided him with experience in corporate governance and other public company matters.
Bob Friedman, age 71, has served as a member of our Board since March 2011. Bob is a Senior Advisor of The Blackstone Group, L.P., a global investment and advisory firm, having previously served as a Senior Managing Director of Blackstone from 1999 until his retirement in June 2012. He was Chief Legal Officer of Blackstone from January 2003 to August 2010 and was also its Chief Administrative Officer during most of that period. Before joining Blackstone, Bob was a partner with Simpson Thacher & Bartlett for 25 years, where he was a senior member of that law firm’s mergers and acquisitions practice. He currently serves on the boards of Axis Capital Holdings Limited, TRW Automotive Holdings Corp. and YRC Worldwide Inc. Bob previously served on the boards of The India Fund, Inc. from 2008 to 2012, Northwest Airlines, Inc. from 2001 to 2008, Corp Group Banking S.A. from 1999 to 2008 and FGIC Corporation from 2009 to 2013. Bob holds a B.A. degree from Columbia College and a J.D. from the University of Pennsylvania Law School.
Bob’s long career with Simpson Thacher & Bartlett advising boards on legal, corporate governance and compliance matters makes him a valued member of our Board. In addition, he is knowledgeable about the debt and capital markets based on his experience as a senior executive at Blackstone and has executive management skills from his various executive positions at Blackstone and Simpson Thacher & Bartlett. Bob also brings travel and airline experience to our Board from his previous service as a director of Northwest Airlines and as its principal outside lawyer before he joined its board.

Corporate Governance
We believe that a strong corporate governance framework is important to the long-term success of our Company. This section describes our Board leadership structure, risk oversight and governance practices and policies.
Board Leadership Structure
Our Corporate Governance Guidelines require the separation of the Chairman of the Board and the CEO roles. The non-executive Chairman manages the overall functioning of our Board and presides over shareholder meetings, Board meetings and executive sessions of the Board. Scott currently serves as our Chairman. Our Board structure creates a positive balance in leadership and accountability, as the functions of CEO and Chairman are significantly different. In addition to balancing responsibilities, our current structure increases our CEO’s accountability to the Board and strengthens the Board’s independence from management. By separating the roles of Chairman and CEO, Barney can focus his efforts on running our business and managing our Company in the best interests of our shareholders.
Director Independence
No director will be deemed independent unless the Board affirmatively determines that the director has no direct material relationship with us other than as a director (directly or as a partner, shareholder or officer of an organization that has a relationship with us). With the aid of the Nominating & Corporate Governance Committee, the Board annually reviews our relationships with each of our directors. To assist the Board, each director completes an annual questionnaire designed to identify relationships and transactions that might be perceived as having the potential to impair an individual’s independent judgment as a director of the Company. The Board then makes a determination regarding each director, and only those directors who the Board affirmatively determines have no material relationship with the Company are considered independent directors, subject to any additional qualifications prescribed under the New York Stock Exchange (“NYSE”) corporate governance rules or under applicable law. A director is required to promptly inform the Board of any changes in circumstances that may result in the director no longer being considered independent under the NYSE corporate governance rules or under applicable law.
The Board has determined that Mark, Brad, Kris, Martin, Ken, Bob and Scott are independent within the meaning of NYSE corporate governance rules and have no other material relationships with us that could interfere with their ability to exercise independent judgment. The Board does not consider Barney or Gavin to be independent.
Risk Oversight
Our business faces various risks, including strategic, financial, legal, operational and accounting risks. Identifying, managing and mitigating our exposure to these risks and effectively overseeing this process are critical to our operational decision-making and annual planning processes. While management is responsible for the day-to-day management and mitigation of risk, our Board has ultimate responsibility for risk oversight. Management reviews and discusses risks with the Board as part of the business and operating review conducted at each of our regular Board meetings.
Our Board has delegated a portion of its risk oversight responsibilities to its committees consistent with each committee’s area of responsibility. Each committee regularly reports back to the Board on its risk oversight activities. The Audit Committee has primary oversight of our financial reporting, internal control and compliance risks and also oversees risks arising from related-party transactions. See the section entitled “Certain Relationships and Related-Persons Transactions” below for further discussion of the Audit Committee’s role in the review and approval of related-party transactions. At least quarterly, the Audit

Committee meets separately with our internal auditor and representatives from our independent auditor. In addition, management regularly reports to the Audit Committee on litigation and regulatory developments and our compliance with the Sarbanes-Oxley Act and other corporate compliance policies. The Compensation Committee reviews risks arising from our executive compensation programs and specifically evaluates whether the risks arising from our compensation programs are reasonably likely to have a material adverse effect on our business or results of operations. The Nominating & Corporate Governance Committee oversees risks related to our governance structure and succession planning.
Board Committees and Membership
The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee. The charter of each committee is available, free of charge, on our Investor Relations website (www.orbitz-ir.com) under “Investors - Corporate Governance - Committee Charters.”
Current Committee Membership

Director	Audit	Compensation	Nominating & Corporate Governance
Mark Britton..........................................................	Member	Member	—
Scott Forbes...........................................................	Member	Chair	Member
Bob Friedman........................................................	—	—	Chair
Brad Gerstner.........................................................	—	Member	—
Kris Leslie..............................................................	Chair	Member	Member
Audit Committee
The Audit Committee assists the Board in its oversight of the integrity of our financial statements and the qualifications, independence and performance of our independent auditor. The Audit Committee has discretion to appoint annually our independent auditor (subject to certain contractual requirements requiring us to select an accounting firm designated by Travelport), to evaluate its independence and performance and to set clear hiring policies for the independent auditor’s employees or former employees. In 2013, the Board of Directors delegated to the Audit Committee the responsibility, power and authority to, on behalf of the Board, consider, evaluate and approve all agreements for the provision of global distribution systems services, including the agreement entered into with Travelport in February 2014. The Audit Committee approved this transaction, as well as the agreements for the provision of global distribution systems services with providers other than Travelport.

The Audit Committee’s responsibilities include the following:

•	reviewing the audit plans and findings of our independent auditors and our internal audit and risk review staff, including tracking management’s corrective action plans where necessary;

•	reviewing our financial statements, including any significant financial items or changes in accounting policies, with our senior management and independent auditor;

•	reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

•	reviewing and approving or ratifying “related-persons transactions” between us or our subsidiaries and related persons, as defined by the rules of the SEC.
The current members of the Audit Committee are Kris (Chair), Mark and Scott, each of whom the Board has determined to be “independent” under the NYSE corporate governance rules and Rule 10A-3(b)(1)(iv)(A) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Jaynie resigned from the Audit Committee effective February 7, 2014. The Board has determined that each of Mark, Kris and Scott meet the NYSE’s financial literacy requirements and that Mark and Kris both qualify as “audit committee financial experts” under SEC rules. The Audit Committee met 37 times in 2013.
Compensation Committee
The Compensation Committee has general oversight responsibility with respect to our compensation and employee benefit plans, including our executive compensation, incentive compensation and equity-based plans. The Compensation Committee establishes general policies relating to our executive officers’ compensation and benefits and reviews and administers all compensation arrangements for executive officers. A description of the processes and procedures we use to determine our executives’ compensation is included in the section entitled “Executive Compensation - Compensation Discussion and Analysis” below.
The current members of the Compensation Committee are Scott (Chair), Mark, Brad and Kris. The former Chair, Jaynie, resigned from the Compensation Committee effective February 7, 2014. Each Compensation Committee member has been determined by the Board to be “independent” under the NYSE corporate governance rules, a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee met 11 times in 2013.
Compensation Committee Interlocks and Insider Participation
The Board has determined that all of the directors who served on the Compensation Committee during 2013 are independent within the meaning of the NYSE listing standards. None of the Compensation Committee members is or was (i) an officer or employee of the Company; (ii) a participant in a related-party transaction since the beginning of 2013 (for a description of our policy on related-party transactions, see “Certain Relationships and Related-Persons Transactions” in this Proxy Statement); or (iii) an executive officer of another entity at which one of our executive officers serves on the board of directors.

Independence of Compensation Consultant to the Compensation Committee
Farient Advisors LLC (“Farient”) has served as the Compensation Committee’s independent compensation consultant since January 2010. During 2013, Farient provided the Compensation Committee advice and services, including (i) participating in Compensation Committee meetings; (ii) providing competitive market compensation data for executive positions; (iii) conducting periodic reviews of elements of compensation; (iv) analyzing “best practices” and providing advice about the design of our compensation programs; (v) advising on the composition of our peer groups for benchmarking pay and performance; and (vi) updating the Compensation Committee on executive compensation trends, issues and regulatory developments.
At least annually, the Compensation Committee reviews the types of advice and services Farient provides and the fees charged for those services. Farient reports directly to the Compensation Committee on all executive and director compensation matters, regularly meets separately with the Compensation Committee outside the presence of management, and speaks separately with the Compensation Committee Chair and other Compensation Committee members between meetings as necessary or desired.
The Compensation Committee believes that its consultant should be able to advise the Compensation Committee independent of management’s influence. During 2013, Farient, including its affiliates, provided no services to the Company other than executive and director compensation consulting services to the Compensation Committee.
Nominating & Corporate Governance Committee
The Nominating & Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities relating to our corporate governance matters, including (i) determining criteria for the selection and qualification of the Board members; (ii) identifying and recommending director nominees; (iii) recommending Board committee appointments; (iv) overseeing executive management succession planning; (v) performing Board, committee and CEO evaluations; and (vi) reviewing and shaping our corporate governance policies.
The current members of the Nominating & Corporate Governance Committee are Bob (Chair), Kris and Scott, all of whom have been determined by the Board to be “independent” under the NYSE corporate governance rules. Jaynie resigned from the Nominating & Corporate Governance Committee effective February 7, 2014. The Nominating & Corporate Governance Committee met seven times in 2013.
Special Committee
A special committee of the Board, formed to evaluate business opportunities, met two times during 2013. The members of the special committee were Mark (Chair), Brad, Kris and Scott.
Board Executive Sessions
The non-management directors of the Board regularly meet alone without any members of management being present. Our Chairman presides at these executive sessions.

Meeting Attendance
We expect directors to attend all Board meetings, the Annual Meeting and all meetings of the committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting. The Board of Directors held 12 meetings in 2013. All directors attended at least 75% of the aggregate number of meetings of the Board and all committees on which they served. Eight out of the nine directors then serving attended the 2013 Annual Meeting.
Director Selection Procedures
The Board believes that an appropriate balance of skills and experience represented on the Board is important for an effective Board of Directors. The Nominating & Corporate Governance Committee is responsible for establishing director qualification criteria and identifying the key competencies, skills and desired areas of expertise for the Board as a whole. When evaluating potential directors for nomination to the Board, the Nominating & Corporate Governance Committee considers: (i) whether each such candidate has demonstrated, by significant accomplishment in his or her field, an ability to contribute meaningfully to the Board’s oversight of the business and affairs of the Company; (ii) the candidate’s reputation for honesty and ethical conduct in his or her personal and professional activities; (iii) a candidate’s specific experience and skills, relevant industry background and knowledge in light of the perceived needs of the Company (including, in particular, knowledge of the travel and e-commerce industries and familiarity with information technology generally); and (iv) other factors. The Nominating & Corporate Governance Committee also takes into account diversity, background and experience, and seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s discussions and decision-making process.
Under our certificate of incorporation, until Travelport ceases to beneficially own at least 33 1⁄3% of the votes entitled to be cast by our outstanding Common Stock, we must obtain Travelport’s prior written consent to do any of the following: (a) change the number of directors on the Board; (b) nominate members of the Board; and (c) fill newly created memberships or Board vacancies.
The Nominating & Corporate Governance Committee will consider director candidates recommended by shareholders in the same manner it considers other candidates. In evaluating candidates submitted by shareholders, the Nominating & Corporate Governance Committee will consider the needs of the Board and the qualifications of the candidate. Our by-laws require shareholders to provide advance notice to our Corporate Secretary to nominate a director candidate. For an annual meeting, shareholders must give notice that is not less than 90 days and not more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. In the event that the annual meeting is held on a date that is not within 30 days before or after that anniversary date, then shareholder notice must be received no later than the close of business on the tenth day following the earlier of the day on which notice of the date of the annual meeting was mailed or published. Shareholder nominations for the election of directors at a special meeting must be received by our Corporate Secretary no later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or published. No stockholder nominations were received for the 2014 Annual Meeting.
A shareholder’s notice to our Corporate Secretary must be in proper written form and must contain information about the shareholder, including:

•	the shareholder’s name and record address;

•	the number of shares of our Common Stock owned beneficially or of record;

•	a description of all arrangements or understandings between the shareholder and any other person in connection with the nomination and the shareholder’s material interest in the nomination; and

•
a representation that the shareholder is a holder of record of our Common Stock entitled to vote at that meeting and that the shareholder intends to appear in person or by proxy at the meeting to bring that nomination before the meeting;

and, as to each person whom the shareholder proposes to nominate for election as a director:

•	the name, age, business and residence addresses, and the principal occupation and employment of the person;

•	the class and series and number of shares of our Common Stock owned beneficially or of record by the person; and

•
any other information relating to the person required by the Exchange Act to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act.

Corporate Governance
We have adopted the Orbitz Worldwide, Inc. Code of Conduct, which applies to all of our directors and employees, including our CEO, CFO and chief accounting officer. In addition, we have adopted a Code of Ethics for our CEO and senior financial officers. The Code of Conduct and the Code of Ethics are available on the Corporate Governance page of our Investor Relations website at www.orbitz‑ir.com. Amendments to, or waivers from, the Code of Conduct and the Code of Ethics will be posted on our website. We have also posted current copies of the following materials related to our corporate governance policies and practices on the Corporate Governance page of our Investor Relations website at www.orbitz-ir.com:

•	Corporate Governance Guidelines

•	Committee charters

•	Policy on Trading in Securities

•	Stock Ownership Policy

•	Executive Compensation Recoupment Policy
You may also obtain copies of these materials for free by writing to our Corporate Secretary at: Orbitz Worldwide, Inc., Attention: Corporate Secretary, 500 W. Madison Street, Suite 1000, Chicago, Illinois 60661.
Communications with Directors
If a shareholder or any interested party has any concern, question or complaint regarding any accounting, auditing or internal controls matter, any issues arising under the Code of Conduct or Code of Ethics, or any other matter that he or she wishes to communicate with the Board, the non-management directors as a group, or any individual director, the shareholder or interested party may write to any of these groups or individuals at c/o Orbitz Worldwide, Inc., Attention: Chairman, 500 W. Madison Street, Suite 1000, Chicago, Illinois 60661. Our Chairman will relay the communication to the full Board, director group or individual director as appropriate. From time to time, the Board may change the process for shareholder communication with the Board or its members. You should refer to the Corporate Governance page of our Investor Relations website at www.orbitz-ir.com for any changes in this process.
Whistleblower Hotline
The Board has established a means for employees, customers, suppliers, shareholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Code of Conduct or other matters. Any employee, shareholder or other interested party may call the Integrity Line and submit a report. The Integrity Line is operational 24 hours a day, seven days a week. Information on our Integrity Line is available in our Code of Conduct, which is available on the Corporate Governance page of our Investor Relations website at www.orbitz-ir.com.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to report to the SEC their ownership of our common stock and changes in that ownership. We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act. Based solely on that review, we believe that during 2013, all required filings were timely made in accordance with the requirements of the Exchange Act, except for (i) Tamer Tamar did not timely file a Form 4 related to a transaction that occurred on January 10, 2013; (ii) each of Brad, Jill and Jeff did not timely file a Form 4 related to transactions that occurred on March 28, 2013; and (iii) each of Sam Fulton, Barney, Roger, Chris, and Tamer did not timely file a Form 4 related to transactions that occurred on April 10, 2013.

Security Ownership
Security Ownership by Directors, Director Nominees, Named Executive Officers and Executive Officers
The following table shows the number of shares of our Class A Common Stock beneficially owned as of March 15, 2014, unless otherwise noted, by each director, director nominee and named executive officer, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.
Except as otherwise noted, each beneficial owner’s address is: c/o Orbitz Worldwide, Inc., 500 W. Madison Street, Suite 1000, Chicago, Illinois 60661.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned	Deferred Stock Units (1)
Directors:
Gavin Baiera............................................................................	0	—	—
Martin Brand (2)......................................................................	82,280	*	26,399
Mark Britton (3).......................................................................	70,230	*	—
Ken Esterow (4).......................................................................	62,966	*	—
Scott Forbes (5)........................................................................	15,389	*	—
Bob Friedman (6).....................................................................	40,287	*	—
Brad Gerstner (7).....................................................................	248,356	*	32,389
Kris Leslie (8)..........................................................................	69,176	*	—

Named Executive Officers:
Barney Harford (9)...................................................................	1,330,102	1.21%	—
Mike Randolfi..........................................................................	44,761	*	—
Jim Rogers................................................................................	35,227	*	—
Mitch Marcus (10)...................................................................	0	—	—
David Belmont.........................................................................	13,138	*	—
Chris Orton...............................................................................	71,312	*	—
Roger Liew (9).........................................................................	203,785	*	—
All directors and executive officers as a group (15 persons) (11)............................................................................	2,379,397	2.18%	58,788
__________________________
*Less than one percent.

(1)
Represents DSUs granted on or prior to January 1, 2011. Each DSU granted on or prior to January 1, 2011, represents a right to receive one share of our Common Stock on the date which is 200 days immediately following the director’s retirement or termination of service from the Board, or a time period otherwise required by Section 409A of the Code. DSUs granted on or prior to January 1, 2011, have not been included in the columns entitled “Number of Shares Beneficially Owned” or “Percentage of Shares Beneficially Owned”.

DSUs granted on or after January 1, 2011, represent a right to receive one share of our Common Stock on the date immediately following the director’s retirement or termination of service from the Board.

DSUs granted on or after January 1, 2011, have been included in the number of shares shown to be beneficially held by each director for purposes of compliance with SEC rules and regulations.
Each DSU, regardless of when granted by the Board, is immediately vested and non-forfeitable.

(2)
Includes 54,833 shares of our Common Stock subject to distribution pursuant to DSUs. The DSUs that would have been otherwise granted to Martin were granted to Blackstone Management Partners L.L.C. (“BMP”). Martin is a Senior Managing Director of The Blackstone Group, L.P., which is affiliated with BMP. Martin disclaims beneficial ownership of all shares.

(3)	Includes 53,792 shares of our Common Stock subject to distribution pursuant to DSUs.

(4)	Includes 48,721 shares of our Common Stock subject to distribution pursuant to DSUs.

(5)	These shares of our Common Stock are subject to distribution pursuant to DSUs.

(6)	Includes 12,889 shares of our Common Stock subject to distribution pursuant to DSUs.

(7)
Includes 111,000 shares of our Common Stock owned directly by Altimeter Partners Fund, L.P. Altimeter Capital Management LLC has voting and dispositive power over the shares owned by Altimeter Partners Fund, L.P. Brad is the CEO and sole owner of Altimeter Capital Management LLC. Also includes 169,746 shares of our Common Stock subject to distribution pursuant to DSUs.

(8)	Includes 55,450 shares of our Common Stock subject to distribution pursuant to DSUs.

(9)	Includes the following number shares of our Common Stock subject to stock options that are vested and exercisable within 60 days: Barney (846,874) and Roger (75,000).

(10)	Due to termination of employment, all of Mitch’s restricted stock units were forfeited on February 8, 2013.

(11)
Includes (i) 921,874 shares of our Common Stock subject to stock options exercisable within 60 days, and (ii) 489,481 shares of our Common Stock subject to distribution pursuant to DSUs, held by all directors and executive officers as a group.

Security Ownership by Certain Other Beneficial Owners
The following table displays information about persons we know were the beneficial owners of more than 5% of our issued and outstanding Common Stock as of December 31, 2013. The percentage of beneficial ownership for the following table is based on 109,134,094 shares of our Common Stock outstanding as of March 15, 2014.

Name of Beneficial Owner	Shares of Common Stock	Percent
TDS Investor (Luxembourg) S.à.r.l. (1)............................................	48,540,976	44.50%
PAR Investment Partners, L.P. (2)....................................................	16,500,000	15.20%
Contrarius Investment Management Limited (3)..............................	5,698,099	5.30%

(1)
The total number of shares owned is based on (i) Amendment No. 1 to Schedule 13D filed by Travelport on April 25, 2013 for 48,817,419 shares and (ii) Form 4’s filed by TDS Investor (Luxembourg) S.à.r.l. (“TDS Luxco”) on each of July 3, 2013 and December 23, 2013, evidencing an aggregate delivery of 276,443 shares to certain members of Travelport’s management. Waltonville Limited, a Gibraltar corporation (“Waltonville”) is the sole member of TDS Luxco. Travelport Limited, a Bermuda exempted company is the sole shareholder of Waltonville. Travelport Holdings Limited, a Bermuda exempted company (“Holdings”), is the sole shareholder of Travelport. Travelport Worldwide Limited, a Bermuda exempted company (“Worldwide”), is the sole shareholder of Holdings. Each of Waltonville, Travelport, Holdings and Worldwide may be deemed to be indirect beneficial owners of these shares because of the relationships between the parties described above. In addition Waltonville, Travelport, Holdings and Worldwide may be deemed to have shared voting and dispositive power with respect to these shares. The business mailing address for Travelport is 300 Galleria Parkway, Atlanta, Georgia 30339.

(2)
Based solely on Amendment No. 2 to Schedule 13D filed by PAR Capital Management, Inc. with the SEC on August 16, 2013. Represents shares held directly by PAR Investment Partners, L.P. (“PAR”). PAR Group, L.P. (“PAR Group”) is the general partner of PAR. PAR Capital Management, Inc. (“PCM”) is the general partner of PAR Group. Each of PAR Group and PCM may be deemed to be indirect beneficial owners of these shares because of the relationships between the parties described above. In addition PAR Group and PCM may be deemed to have shared voting and dispositive power with respect to these shares. The business mailing address for PAR is c/o PAR Capital Management, Inc., One International Place, Suite 2401, Boston, Massachusetts 02110.

(3)
Based solely on the Schedule 13G filed by Contrarius Investment Management Limited (“CIM”) with the SEC on February 13, 2014. Represents shares jointly owned by CIM and Contrarius Investment Management (Bermuda) limited (“CIMB”). CIM and CIMB have sole voting power and sole dispositive power over all of the shares. The business mailing address for CIM is 2 Bond Street, St. Helier, Jersey JE2 3NP, Channel Islands. The address for CIMB is Waterloo House, 100 Pitts Bay Road, Pembroke HM 08 Bermuda.

Compensation of Non-employee Directors
We compensate our non-employee directors with cash and equity-based compensation, as described and set forth in the table below. Members of the Board who are also employees of the Company or employees of our subsidiaries are not compensated for their service on the Board or any of its committees.
In 2013, our non-employee directors received a $100,000 annual equity grant made in the form of deferred stock units (“DSUs”). The DSUs were issued as restricted stock units under the 2007 Equity and Incentive Plan and our Non-Employee Directors Deferred Compensation Plan. DSUs granted pursuant to the Non-Employee Directors Deferred Compensation Plan are immediately vested and non-forfeitable. With respect to DSUs granted on or after January 1, 2012, the DSUs entitle the non-employee director to receive one share of our Common Stock for each deferred stock unit upon the first anniversary of the date of grant. Directors may alternatively elect to receive their common stock for each DSU upon the earlier of the first anniversary of the date of grant or the date immediately following retirement or termination of service from the Board, subject to any 200-day waiting requirement under Section 409A of the Code. The number of DSUs credited to each non-employee director’s account as of each deferral date is calculated by dividing the amount deferred by the “fair market value” of our Common Stock on the date of grant. The 2007 Equity and Incentive Plan defines “fair market value” as the mean of the highest and lowest reported sales price per share of our Common Stock on the date of grant (or if the date of grant is not a trading day, on the last preceding date on which there was a sale of our Common Stock), unless determined otherwise by the Compensation Committee.
In addition, our non-employee directors receive the following retainers:

•	All non-employee directors receive a retainer fee of $100,000 per annum;

•	The Chairman of the Board receives an additional annual retainer of $30,000 (this stipend was put in place on July 1, 2013 so Jeff received a prorated amount for 2013);

•	The Chair of the Audit Committee receives an additional annual retainer of $20,000, and members of the Audit Committee receive an additional annual retainer of $10,000;

•	The Chair of the Compensation Committee receives an additional annual retainer of $15,000, and members of the Compensation Committee receive an additional annual retainer of $7,500; and

•
The Chair of the Nominating & Corporate Governance Committee receives an additional annual retainer of $10,000, and members of the Nominating & Corporate Governance Committee receive an additional annual retainer of $5,000.

All of the foregoing retainers are paid on a quarterly basis on the last day of the quarter. Non-employee directors may elect to receive all or any portion of the annual retainer and any committee annual retainers in cash or in the form of DSUs that entitle the non-employee director to receive one share of our Common Stock for each DSU (a) on the date immediately following the director’s retirement or termination of service from the Board, in the case of DSUs granted on or after January 1, 2011, or (b) the date that is 200 days immediately following the director’s retirement or termination of service from the Board, in the case of DSUs granted before January 1, 2011 or if required by Section 409A of the Code. DSUs granted as deferred payment of director fees are credited to a director’s account on the date that the amounts deferred would have otherwise been paid to the director.

In addition to the annual retainers, certain non-employee directors also received fees for serving on a special committee or for increased demands of certain of our committees in 2013. These fees are set forth in the table below.
Directors are also reimbursed for travel and related expenses incurred on our behalf.
Director Compensation for 2013
The following table details the total compensation for our non-employee directors for 2013.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Jeff Clarke	140,000	100,000	240,000
Martin Brand (3)	100,000	100,000	200,000
Mark Britton	174,250	124,075	298,325
Ken Esterow	125,000	100,000	225,000
Bob Friedman	106,386	100,000	206,386
Brad Gerstner	154,250	124,075	278,325
Jill Greenthal (4)	39,890	—	39,890
Kris Leslie	190,250	124,075	314,325
Jaynie Studenmund	158,000	124,075	282,075
Scott Forbes (5)	86,413	124,075	210,488

(1)
For fiscal year 2013, all directors received retainers and certain members of the Board received additional special retainers or meeting fees for services relating to additional work, at the request of the Board. The members of the Audit Committee, as well as Brad and Scott, received additional meeting fees and Kris received an additional special payment as Chair of the Audit Committee for the increased workload of the Audit Committee due to its involvement in the global distribution systems negotiation process and approval. In the second quarter, there was a special payment made to Jeff, Mark, Ken and Brad for increased work outside of the Board committees. A special committee was set up in the third quarter and members of the committee (Mark, Brad, Kris and Scott) received a one-time quarterly retainer for service on the special committee. The following directors elected to take the following amounts of their retainer fees in the form of DSUs: Jeff ($140,000); Brad ($154,250); and Jill ($19,945).

(2)
Represents the grant date fair market value of DSUs granted to each non-employee director in 2013. The grant date fair value for the June annual grant is based on $7.73 per share, the mean between the highest and lowest reported sales price per share of our common stock on the grant date, June 12, 2013. Additionally, Mark, Brad, Kris, Jaynie, and Scott each received a special grant of 2,500 DSUs on September 30, 2013, for increased work in connection with the global distribution systems negotiation and approval process.

(3)
Compensation for Martin was paid directly to Blackstone Management Partners L.L.C., the investment advisor to certain of the Blackstone entities for which Blackstone Capital Partners (Cayman) V L.P., Blackstone Capital Partners (Cayman) V-A L.P., BCP (Cayman) V-S L.P. and BCP V Co-Investors (Cayman) L.P. serve as alternative investment vehicles.

(4)	Jill resigned from the Board on May 10, 2013.
(5)	Scott was appointed to the Board on June 12, 2013.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our Compensation Discussion and Analysis presents compensation information for our Chief Executive Officer, those who served as Chief Financial Officers during the year, and the three next most highly compensated executive officers who were serving as executive officers at the end of 2013 (referred to as our “named executive officers”). For 2013, our named executive officers were:

Name	Title
Barney Harford..........................	Chief Executive Officer
Mike Randolfi………................	Chief Financial Officer from March 11, 2013 until present
David Belmont...........................	Interim Chief Financial Officer from January 8, 2013 to March 1, 2013
Mitch Marcus.............................	Chief Financial Officer from January 1, 2013 to January 8, 2013
Chris Orton................................	President, Orbitz.com & CheapTickets.com (now our Chief Operating Officer)
Roger Liew................................	Chief Technology Officer
Jim Rogers.................................	General Counsel and Corporate Secretary

In this Compensation Discussion and Analysis (the “CD&A”), we first provide an executive summary with highlights of the full CD&A, a summary of year-over-year changes and a pay-for-performance analysis for our CEO. Next, we describe our executive compensation philosophy and objectives, followed by our executive compensation process. We then engage in a detailed discussion of our executive compensation components and decisions, including our compensation approach for 2014. After the CD&A, we present compensation tables and a description of our employment and severance arrangements.

Executive Summary
Our 2013 Performance
We showed strong financial performance in 2013. Some of the highlights include the following:

•	9% increase in revenue

•	12% increase in Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adj. EBITDA”)

•	18% growth in stayed room nights, up from 3% growth in 2012

•	Total shareholder return in 2013 of 164%
In addition, we achieved a number of strategic successes that are designed to drive financial benefits going forward, including:

•
We strengthened our balance sheet through a $515 million debt refinancing in March 2013 and repricing of that debt in May 2013. We refinanced our debt again in April 2014, increasing the total amount available under the term loan and revolving credit facility to $530 million, further lowering our interest rate and extending almost all our debt maturities until 2021.

•
We restructured our global distribution systems supply network with new agreements with Amadeus, Sabre and Travelport (some signed in 2014) that will afford greater flexibility as our exclusivity obligations expire at the end of 2014.

•
We launched the Orbitz Rewards program in October 2013. Based upon early indications, we expect our loyalty program will drive hotel attachment for air customers, encourage retention of customers over the long term and incentivize customers to access Orbitz.com directly.

•	We developed and enhanced our industry-leading suite of mobile applications.
Our Compensation Philosophy
Our executive compensation philosophy is to offer a market competitive and performance-driven program that aligns executives’ interests with the long-term interests of our shareholders and the key operating and strategic goals of the Company.
The Components of Our Compensation Program
The three main components of our compensation program include:

•	Base salary

•	Short-term cash awards under our annual incentive plan (the “AIP”)

•	Long-term, equity-based awards under our long-term incentive plan (the “LTIP”) in the form of (i) restricted stock units (“RSUs”) and (ii) performance-based restricted stock units (“PSUs”)
Key Features of our 2013 Executive Compensation Program

✓	Annual incentive plan awards were tied directly to the achievement of pre-established goals that provide a strong link to shareholder value creation.

✓
We delivered a significant portion of compensation through long-term incentives, 75% of which are earned based on our operational performance. In the case of Barney, 37.5% of his long-term incentives are also tied to relative stock price performance.

✓	We provided a blend of performance-based and time-based long-term incentives to encourage retention, while also driving performance.

✓
Annual and performance-based equity awards included a performance threshold, which established a minimum level of performance to earn an award. Awards were capped at 200% of target for annual incentive plan awards and 100% of target for performance-based equity awards.

✓	We conducted our regular annual review of our peer group to benchmark executive compensation levels and evaluate the competitiveness of our pay practices.

✓	We maintained a recoupment policy that allows us to recoup any compensation earned in the event of a restatement of our financial results.

✓	We maintained stock ownership guidelines for our executives and directors to further ensure alignment between executive, Board and shareholder interests.

Listening to Our Shareholders
Due to the triennial voting cycle, our last “say-on-pay” vote was held in June 2011, when 96% of the votes cast approved the executive compensation for our named executive officers. The Board considered the result of our “say-on-pay” vote and each year since then, the Compensation Committee has conducted a review of our compensation governance. As part of this review, during the past two years and in early 2014, the Chair of our Compensation Committee, together with certain members of management and our outside compensation consultant, consulted with and solicited feedback from some of our largest shareholders, independent corporate governance groups and proxy advisors.
In 2012, our actual results did not meet the performance targets for both the AIP and LTIP. In accordance with the terms of the AIP, bonuses were not paid to named executive officers. However, the Compensation Committee considered (i) that actual performance was close to target; (ii) certain factors contributing to the revenue shortfall were unrelated to the performance of management; and (iii) its objective to incentivize and retain employees whose performance was deserving of merit based on the long-term value created for shareholders. Based on these considerations, the Compensation Committee extended the performance period on our PSUs to provide that the PSUs would be earned if the $785 million revenue performance goal originally established was achieved in any trailing twelve-month period ending on or prior to December 31, 2013. The performance criterion for PSUs was met on February 28, 2013. Our shareholders subsequently advised that they would have preferred a PSU plan that was not “all or nothing” and that included thresholds for minimum payments, as well as sliding scales for performance goals. Such thresholds and sliding scales would have captured the merits of performance over the majority of the year and obviated the need for the aforementioned performance window modification. In addition, although shareholders understood the business rationale for extending the goals for the PSUs, they told us that they would prefer: (i) a mix of RSUs and PSUs in order to minimize the likelihood that the Compensation Committee would consider extending the goals again; (ii) selection of goals that are important, yet different from those in the AIP; (iii) multi-year goals; and (iv) a sliding scale for funding. The Compensation Committee evaluated the feedback received from shareholders, as well as advice from its compensation consultant and counsel, and took it all under consideration when finalizing the compensation structure in 2013 and for the upcoming year. Among other changes, the Compensation Committee determined that future LTIP improvements include a mix of PSUs and RSUs as well as a three-year total shareholder return performance factor to better align long-term compensation with shareholder returns. Additionally, a portion of the CEO’s 2013 PSUs was modified to add a total shareholder return (“TSR”) performance factor. See “2013 Executive Compensation Components and Decisions - Long-Term Incentive Compensation - Our CEO’s 2013 PSU Award”.
Changes in our Executive Compensation Program from 2012 to 2013
Consistent with our pay-for-performance philosophy and as a result of the feedback received from our shareholders, the Compensation Committee took action to refine areas of our compensation programs and strengthen the pay-for-performance relationship. The chart below shows key executive compensation program changes:
Summary of Executive Compensation Program Changes

Compensation Element	Fiscal 2012		Fiscal 2013
Annual Incentive Plan
Annual incentive plan funding metrics
	•	Metrics: Adj. EBITDA and stayed room night growth (“RNG”) performance	•	Metrics: No change in metrics, although the thresholds and goals were updated
	•	Funded based on performance tables, with RNG funding subject to an Adj. EBITDA performance “gate”	•	Funding based on a matrix emphasizing a minimum level of Adj. EBITDA performance with the opportunity to earn additional credit for RNG once that threshold had been achieved

Compensation Element	Fiscal 2012		Fiscal 2013
Long-Term Incentive Plan

Mix	•	PSUs (100%)	•	PSUs (75%)
			•	RSUs (25%)
Performance Measures	•	1-year revenue goal	•	1-year increase in RNG goal for all PSU participants
	•	Cliff performance hurdle	•	Linear funding scale for performance between threshold and target
			•	Plus 30-month relative TSR modifier for 50% of CEO’s PSUs
Vesting	•	4-year ratable (conditioned upon performance)	•	No change, except for CEO, whose PSUs are subject to a TSR modifier
Peer Group
Peer group consists of internet-based business to consumer (B2C) companies to reflect critical skills in our industry
	•	Peer group includes 12 companies	•	One company was removed (NutriSystem, Inc.)
			•	Three companies were added (Groupon, Inc., Kayak Software Corporation and Netflix, Inc.)

Linking Pay and Performance
The Compensation Committee is responsible for overseeing our executive compensation framework and ensuring that there is a strong alignment between pay and performance. In ensuring pay-for-performance alignment, the Compensation Committee works with its independent compensation consultant, currently Farient Advisors LLC (“Farient”). The Compensation Committee requested that Farient assess the relationship between our executive compensation and long-term performance for our shareholders. To do so, Farient conducted quantitative analyses to test the alignment of our CEO’s compensation and the Company’s performance and total shareholder return over rolling three-year periods. Farient’s analysis of the Company’s pay-for-performance alignment showed that our CEO’s pay has historically been and continues to be strongly aligned with the Company’s performance and shareholder interests. The Compensation Committee believes that our strong pay-for-performance philosophy and programs have contributed to our financial, strategic and shareholder success.

Executive Compensation Program Philosophy and Objectives
Our overall executive compensation philosophy is to offer a market competitive and performance-driven program that aligns executives’ interests with the long-term interests of our shareholders. Our objectives are to attract, retain, focus and motivate high-performing individuals and to ensure that compensation reflects the achievement of annual business and individual goals, as well as our most important long-term business and strategic objectives, including the creation of value for the benefit of shareholders.
Our performance objectives are tied to the operating and strategic goals that the Compensation Committee believes are most aligned with creating shareholder value. Actual annual incentive cash awards and equity awards are differentiated based on each individual’s contribution to our business results for the year and the likely impact of each executive on our long-term success. Competition for talent in our rapidly evolving sector is significant, and as a result, retention of key executives, as well as the attraction of new team members, is important to the Company. We offer a competitive total compensation opportunity that helps us effectively recruit and retain individuals who have demonstrated a high level of expertise and who are market leaders in our industry. We have been proactive in building a best-in-class management team that has enabled us to deliver on our strategic objectives and be a leader in the online travel industry.
In general, we seek to position elements of total pay for our executives at the median of the market, but consider individual circumstances related to each executive officer such as experience, skills, performance and area of responsibility. We structure our compensation program to allow our CEO to recommend, and the Compensation Committee to approve, individual pay actions for executives other than the CEO that may position an executive above or below the median. Historically, the target compensation opportunity for our CEO was between the 50th and 75th percentile of the market, but has shifted towards the median over time. For 2013, the target compensation opportunity for our named executive officers as a group was between the 50th and 75th percentile of the market.
Compensation Components
In 2013, our executive compensation program comprised the following three principal components:

Pay Component	Role		Determination Process
Base Salary
	•	Fixed cash component, commensurate with each executive officer position	•	Reflects each executive officer’s level of experience and skill, responsibilities and expected future contributions as compared to market data
			•	Reviewed annually, or as responsibilities change

Pay Component	Role		Determination Process
Annual Incentive Plan (AIP)
	•	Short-term, cash incentive designed to focus and motivate our executive officers to meet and exceed their annual financial and strategic business goals that support the Company’s long-term goals	•	Target percentage of salary reviewed and defined annually to reflect individual impact to the Company and market practice
			•	2013 AIP bonus metrics and goals were determined by the Compensation Committee in February 2013
			•	Executive bonuses are earned based on attainment of a Company Performance Factor (“CPF”) that is determined by incremental Adj. EBITDA growth and a RNG modifier
			•	AIP awards for each named executive officer were determined by multiplying individual target bonus percentage by the CPF and an Individual Performance Factor
			•	AIP bonuses are subject to the Compensation Committee’s exercise of negative discretion based on individual performance

Long-Term Incentive Plan (LTIP)	•
Equity-based incentives intended to:

○ Align our executive officers’ compensation with the interests of our shareholders

○ Maintain a long-term focus on predetermined performance goals that the Compensation Committee deems most critical to our long-term success

○ Provide retention value for executive officers
• • •
Values driven by market assessment and the executive’s role and expected contribution to the organization’s attainment of long-term objectives

25% time-based restricted stock units that vest ratably over a four-year period

75% performance-based restricted stock units:

○ Earned based on achieving 2013 RNG goal, and subject to a TSR modifier for our CEO

○ Once earned, subject to four-year ratable vesting from the date of grant

Executive Compensation Processes
The Compensation Committee begins its annual compensation process in September when it reviews our current peer group for compensation decisions and determines the peer group for the upcoming year. At that time, the Compensation Committee also begins its discussions on annual and long-term incentive plan design and evaluates the Company’s strategic priorities and goals. In December, the Compensation Committee engages its independent consultant, currently Farient, to conduct a pay benchmarking analysis and discussion in advance of the compensation determinations for the next year. Annual reviews of executive officers are completed in connection with the compensation planning early in the year. In February 2013, target bonuses under the AIP and equity grants under the LTIP were determined by the Compensation Committee. In 2013, the Compensation Committee chose to change the timing of the equity grants from June to February to coincide with other elements of compensation, thus enabling a more holistic approach to determining compensation in aggregate and simplifying communication of pay elements. Additionally, in the first quarter, the goals and parameters for the AIP and LTIP for that year are established.
Our Peer Group
In making executive compensation program decisions, the Compensation Committee annually reviews our executive compensation programs and practices against a peer group comprising companies in the same industry sector. In 2012, companies under consideration were those in a similar industry (Internet retailers or Internet software and services or application software), of a similar size (revenue generally between $300 million and $1.6 billion), with a similar business model (retail-oriented, business-to-consumer, including online travel competitors) and with which we compete for talent. The 2013 peer group approved by the Compensation Committee in September 2012 consisted of the following companies, with annual changes noted:

1-800-FLOWERS.COM, Inc.
Ancestry.com
Blue Nile, Inc.
Expedia, Inc.
Groupon, Inc. (1)
Kayak Software Corporation (1)
Monster Worldwide, Inc.
Netflix, Inc. (1)
Overstock.com, Inc.
priceline.com Incorporated
RealNetworks Inc.
Shutterfly, Inc.
TripAdvisor, Inc.
United Online, Inc.

Note: NutriSystem, Inc. was removed
due to unusual compensation practices
and limited business fit.
(1) Indicates new addition for 2013.

Benchmarking Analysis
The Compensation Committee has engaged its independent compensation consultant at the end of each year to conduct a comparative analysis of target total direct compensation (including salaries, target bonuses and long-term incentive grant values) covering our executive officers to assist in making pay decisions for the next year.
For 2013 compensation, Farient conducted an analysis of pay levels for named executive officers and for other positions using proxy data of our peer companies for the CEO and CFO and size-appropriate survey data from compensation survey providers, featuring a broader list of comparable high-technology companies, for all of our executive officers. Farient conducted this competitive pay analysis at the end of 2012 for 2013 pay decisions and actions.
Compensation Independence and Decision Making
The Compensation Committee retains and does not delegate any of its power to determine executive compensation matters. Barney presents proposals and recommendations to the Compensation Committee related to the structure and business performance metrics for performance-based, short-term cash incentive and long-term, equity-based incentive award programs. The Compensation Committee reports to the Board on the major items covered at each Compensation Committee meeting. Our Chairman and other Board members are generally invited to attend and participate (on a non-voting basis) in Compensation Committee meetings. Farient worked directly with the Compensation Committee to assist it in satisfying its responsibilities and did not undertake any project for management except as requested by the Compensation Committee Chair and then only in the capacity as the Compensation Committee’s adviser. No work performed for the Committee for 2013 by Farient resulted in a conflict of interest.
The Compensation Committee reviews the performance of each named executive officer at least annually. Barney reviews the annual performance of the named executive officers, other than himself, with the Compensation Committee and provides compensation recommendations for each named executive officer based on the achievement of agreed-upon individual and business performance objectives. These discussions occur in executive session without the presence of any other executive officer. The Compensation Committee then meets in executive session without the presence of management (including Barney) to discuss Barney’s performance and compensation. CEO compensation decisions are based on an annual CEO performance review, in addition to competitive pay information and an assessment of Company performance. The CEO performance review is prepared by the Nominating & Corporate Governance Committee in consultation with the Chairman of the Board and Chair of the Compensation Committee. CEO compensation decisions are approved by the Board.
Risk Assessment
In December 2013, the Compensation Committee, with assistance from Farient, reviewed our management of compensation-related risk. Farient advised that our compensation program for executives and other employees is reasonable from a risk-taking perspective in consideration of (i) the weighting between fixed and at-risk pay; (ii) the balance between financial and strategic objectives; (iii) goals that are stretch, but not unrealistic; (iv) caps on the incentive plans; (v) equity incentives that vest over multi-year periods; (vi) measurement of performance over 3-year rolling periods; and (vii) strong governance processes.

Based on the foregoing, the Compensation Committee concluded that the risks arising from our compensation programs are not reasonably likely to have a material adverse effect on our business or results of operations.
2013 Executive Compensation Components and Decisions
Base Salary
Using the peer group and benchmarking processes outlined above, the Compensation Committee considered salaries for all executive officers in 2013. The Compensation Committee elected to maintain Barney’s base salary in 2013 at the 2012 level because, based on the benchmarking analysis, he was already competitively positioned vis-à-vis the market. Annual base salaries, including any increases, for other named executive officers in 2013 were as follows:

Name	2012 Base Salary (as of 12/31)	2013 Base Salary (as of 12/31)
Barney Harford	$825,000	$825,000
Mike Randolfi	n/a	$360,000
David Belmont*	$216,000	$240,000
Mitch Marcus	$360,000	$360,000
Chris Orton	$450,000	$450,000
Roger Liew	$350,000	$350,000
Jim Rogers	$350,000	$350,000
*David’s base salary as presented does not include a temporary $10,000 per month increase while he was interim CFO.
Short-Term Incentive Compensation
In February 2013, the Compensation Committee determined that the short-term AIP bonus would fund based on a Company Performance Factor (“CPF”) driven by two metrics: (i) Adjusted (adjusted to exclude objective categories of non-recurring, unusual or infrequent events determine in accordance with GAAP) Earnings, Before Interest, Taxes, Depreciation and Amortization (“Adj. EBITDA”), and (ii) Stayed Room Night Growth (“RNG”). The Compensation Committee selected these metrics because of their direct relevance to our strategy of targeting the higher margin hotel business, and resulting link to shareholder value creation. In addition, the combination of both top line (RNG) and bottom line (Adj. EBITDA) measures provides an appropriate balance of growth and profitability.
For each of our named executive officers, the target AIP bonus was the product of the individual’s annual base salary at the beginning of the period (“Eligible Earnings”) and the individual’s target bonus percentage (“Target AIP Bonus”). The maximum AIP bonus was the product of the Target AIP Bonus, the CPF achieved for fiscal year 2013 and an Individual Performance Factor (“IPF”) of 2.0 as set at the beginning of the period (“Maximum AIP Bonus”).
Target AIP Bonus = Eligible Earnings x Target Bonus Percentage

Maximum AIP Bonus = Target AIP Bonus x CPF x 2.0
The AIP bonus pool was the product of the actual CPF and the sum of the Target AIP Bonuses of each of our senior executives. The Compensation Committee exercised negative discretion to adjust down each senior executive’s Maximum AIP Bonus to their actual AIP Bonus by adjusting down their IPF from 2.0, in a process designed to allocate the AIP bonus pool among senior executives based on each senior executive’s relative performance.  A senior executive’s IPF could range from 0 to 2.0.
Actual AIP bonus = Target AIP Bonus x CPF x IPF
Company Performance Factor
The 2013 AIP bonus was designed to fund based on the CPF resulting from performance against two measures: Adj. EBITDA and RNG. As a condition of funding the AIP bonus for our executive officers, the Company was required to generate Adj. EBITDA of at least $134.8 million and RNG of 3%. At this threshold level, the CPF would be 25%. To achieve a CPF of 100%, the Company was required to generate Adj. EBITDA of $141.2 million and RNG of 9%. For performance above Adj. EBITDA of $141.2 million, the CPF could increase at a sharing ratio of 50% of incremental pre-bonus Adj. EBITDA, with higher sharing ratios for RNG above 9%. In all instances the CPF was capped at 200% of target.
In January 2014, the Compensation Committee reviewed our 2013 performance versus the Adj. EBITDA and RNG goals determined at the outset of the year. For 2013, the Company generated RNG of 18% and Adj. EBITDA of $143.6 million, resulting in an incremental sharing ratio above target of 76%, and a CPF for executive officers of 200%.
Individual Performance Factor
Barney, with the Senior Vice President of Human Resources, evaluated the performance of each named executive officer other than himself, taking in account each executive’s contributions to our 2013 performance and operating and strategic goals. Following the end of fiscal year 2013, Barney discussed his evaluations with the Compensation Committee and recommended individual performance factors for the named executive officers. Taking into account Barney’s recommendations, the Compensation Committee established the IPF for each executive officer at 100%, reflecting the team nature of the senior executive team’s achievements in 2013.
As a result of a CPF of 200% and an IPF for each named executive officer of 100%, each named executive officer received a bonus equivalent to 200% of their Target AIP Bonus.
The formula used for each of our named executive officers to determine Actual AIP Bonus for fiscal year 2013 was the following:
Actual AIP Bonus = Eligible Earnings x Target Bonus Percentage x 200% x 100%

Based on each named executive officer’s earnings, target bonus percentage, the CPF and IPF, the 2013 bonuses under the AIP for each of our named executive officers are set forth in the table below.

	Eligible Earnings	Target Bonus	Target Bonus	Actual 2013 Bonus Earned
Name	($)	(%)	($)	($)
Barney Harford	825,000	100%	825,000	1,650,000
Mike Randolfi	290,800	75%	218,100	436,200
David Belmont (1)	240,000	40%	96,000	192,000
Mitch Marcus (2)	—	—	—	—
Chris Orton	450,000	100%	450,000	900,000
Roger Liew	350,000	60%	210,000	420,000
Jim Rogers	350,000	50%	175,000	350,000

(1)	David’s eligible earnings do not include a temporary $10,000 per month increase while he was interim CFO.
(2)	Mitch left the Company on January 8, 2013 and was thus not eligible for an award.

Long-Term Incentive Compensation
In February 2013, the Compensation Committee approved long-term equity grants to our named executive officers in the following form:

•	25% in the form of time-based restricted stock units that vest in equal installments over four years (RSUs); and

•	75% in the form of performance-based restricted stock units (PSUs).
The PSUs could be earned based on the level of attainment of the Company’s RNG for 2013:

2013 PSU Awards
Performance Level	RNG Performance	Earning level as a % of Target
Maximum	≥12%	100%
Target	9%	100%
Threshold	6%	33%
<Threshold	<6%	0%
Note: Shading indicates applicable funding level based on actual performance delivered.
The Compensation Committee opted to include RNG as a metric for the PSUs as well as the AIP due to its perceived importance to our long-term success. While important as a top line measure in the short-term, its strategic relevance over a multi-year period was deemed sufficient to justify its inclusion in both plans. Earned PSUs will vest ratably over a four-year period from the date of the grant. Actual RNG for the period was approximately 18%. On January 21, 2014, the Compensation Committee certified the attainment of RNG at the maximum level as established by the Compensation Committee in February 2013.

Our CEO’s 2013 PSU Award
Based on its consultation with shareholders, corporate governance groups and proxy advisors, the Compensation Committee decided to replace a series of single-year performance metrics with a multi-year measurement performance period for future equity grants on the basis that the longer measurement period better aligns executives’ interests with those of shareholders. As part of a phased-in transition to multi-year performance measures for all executives in 2014, the Compensation Committee decided in June 2013 to modify Barney’s February 2013 PSU grant as follows:

•
50% of the PSUs were unaffected by this modification and continued to be earned based only on RNG for 2013. These PSUs were earned in January 2014 and will vest ratably over a four-year period from the date of the grant; and

•
The other 50% became subject to an additional performance metric beyond RNG for 2014: a TSR modifier based on TSR performance from July 1, 2013 to December 31, 2015, as compared to the Internet Retail Sub-industry GICS companies. The amount earned is based on a sliding scale dependent upon relative TSR performance. Of those earned, 75% of these PSUs will vest in February 2016 upon certification of the performance metrics, with the remaining 25% vesting in February 2017.

The Compensation Committee approved the following grants to named executive officers in February 2013:

	Restricted Stock Units (RSUs)	Performance Based RSUs	Closing Price of Stock on Date of Grant	Total Grant Date Fair Value
Name	(units)	(units)	($)	($)
Barney Harford	206,250	618,750	3.35	2,763,750
Mike Randolfi	—	—	—	—
David Belmont	20,000	60,000	3.35	268,000
Mitch Marcus	—	—	—	—
Chris Orton	45,000	135,000	3.35	603,000
Roger Liew	45,000	135,000	3.35	603,000
Jim Rogers	45,000	135,000	3.35	603,000

Other Compensation Program Elements and Considerations
Executive Benefits and Perquisites
We provide perquisites and other benefits to certain of our named executive officers on a limited basis. In determining the benefits and perquisites, the Compensation Committee takes into account various things such as market practices, whether an executive is relocating, if it makes sense to supplement income for commuting, and perquisites that add value by saving executives time or enhancing their health. As a result, the Company offers to select executives reimbursement of commuting costs, financial planning, travel and parking benefits, among other items. These benefits and perquisites are shown in footnote 5 to the “Summary Compensation Table.” None of our named executive officers receive benefits under a defined benefit pension plan or a supplemental executive retirement plan.

Stock Ownership Policy
Our Board, based upon the Compensation Committee’s recommendation, adopted a stock ownership policy for our executive officers and non-employee directors (the “Stock Ownership Policy”). Under our Stock Ownership Policy, executive officers and directors are required to retain a minimum number of shares of our stock (the “Share Threshold”) as follows: (i) 3x base salary for the CEO; (ii) 2x base salary for all other executive officers; and (iii) 3x the annual cash retainer for non-employee directors. Until reaching the Share Threshold, each executive officer and director is required to retain at least 25% of the net amount of shares granted, delivered or deferred through our equity incentive plans. There is no minimum time period within which the Share Threshold must be reached. The Compensation Committee reviews executive officer and director compliance with the Stock Ownership Policy from time to time. All executive officers and directors are currently in compliance with the Stock Ownership Policy.
Recoupment Policy
Following the Compensation Committee’s recommendation, our Board adopted a recoupment policy. The recoupment policy provides that in the event of a restatement of our financial results, the Compensation Committee will review all cash and equity incentive compensation paid or granted to executive officers for performance periods beginning after December 31, 2009 and that were paid or granted during the restatement period. The Compensation Committee may, in its discretion, require an executive officer to reimburse us for, or to forfeit, the incremental portion of any award in excess of the award that would have been paid or granted based on the restated financial results.
Section 162(m)
In designing our executive compensation programs, the Compensation Committee considers the favorable accounting and tax treatment of the various program elements, although they are not the sole consideration. Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to certain named executive officers to $1,000,000 annually, unless the compensation qualifies as “performance-based compensation” or is otherwise exempt under Section 162(m). To maintain flexibility in compensating our named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be tax-deductible. While the Compensation Committee considers the potential impact of Section 162(m) on our executive compensation decisions, the Compensation Committee may approve compensation for a named executive officer that does not meet the deductibility requirements of Section 162(m) in order to maintain competitive executive compensation packages and to continue to attract talented leaders. In addition, because of the fact-based nature of the performance-based compensation exception and the limited amount of binding-related guidance, we cannot guarantee that compensation that is intended to comply with the performance-based compensation exception under Section 162(m) will in fact so qualify.
Looking Forward Into 2014
Taking into account our conversations with shareholders, our compensation philosophy and our strategic and performance objectives, the Compensation Committee has made the following decisions with respect to 2014 executive compensation:
2014 Pay Positioning Strategy
For 2014, the total target compensation opportunity for our CEO will be positioned at approximately the 50th percentile of the market, while maintaining flexibility for other executive officers to be above or below the median for certain elements of compensation, as appropriate for especially competitive or unique employment situations.

2014 Annual Incentive Plan
For 2014, the Compensation Committee has again established short-term, performance-based cash incentive awards based on threshold, target and maximum (i) Adj. EBITDA and (ii) RNG goals. Reflecting our focus on the importance of room nights, these 2014 goals will be weighted equally in the calculation of the CPF and hurdles (“gateways”) will be in effect to ensure an appropriate balance between these two metrics. In the Compensation Committee’s view, both driving profit and improvement in top line growth, through increased emphasis on RNG, will deliver the most sustainable value to shareholders.
2014 Long-Term Incentive Plan
In February 2014, the Compensation Committee approved long-term, performance-based equity awards for the named executive officers and other members of senior leadership. The mix of long-term incentive grants was as follows:

•	50% in the form of RSUs that will vest in equal annual installments over four years and is intended to assist our efforts to be competitive in the recruitment of quality, talented executives.

•
50% in the form of PSUs to further align shareholder and executive interests. PSUs are subject to the following performance criteria (each weighted equally) measured over a cumulative three-year period from January 1, 2014 to December 31, 2016:

◦	Absolute shareholder return

◦	Relative shareholder return during the period as compared to those companies in the Internet Retail Sub-Industry GICS

◦	Three-year cumulative Adj. EBITDA and room night targets
The 2014 PSUs will be earned and will cliff vest upon certification of satisfaction of the performance goals after the three-year period and are subject to continuous employment during the three-year period. The cumulative room night criterion is relevant only after the cumulative Adj. EBITDA is reached, providing an opportunity for management to make additional investments after delivering the anticipated returns from investments in the earlier period. For all three criteria, the named executive officers have the ability to earn from 0% to 200% of granted PSUs, depending upon performance. In connection with moving to a multi-year performance period instead of a one-year period as in past years, the Compensation Committee determined to change the mix of RSUs/PSUs from 25%/75% to 50%/50%.
Select Questions and Answers about Our Executive Compensation Program and Components
Why did the RSU/PSU mix change from 25%/75% in 2013 to 50%/50% in 2014?
The number of PSUs as a percentage of the total long-term equity grant per year has moved from 100% in 2012 to 75% in 2013 to 50% in 2014, with the residual being RSUs. The Compensation Committee lowered the percentage to 50% for 2014 in connection with the move from a one-year to three-year performance period and vesting schedule, coupled with increasing the challenge associated with its rigorous goals. In addition, as a result of the competitive analysis performed by Farient, the Compensation Committee determined that sufficient market practice exists for having up to 50% of long-term incentive awards derived from time-based RSUs in high-growth, online industry sectors where attraction and retention of key talent is especially critical. The Compensation Committee weighed the desire to have a compensation program that strongly aligns executives’ interests with those of our shareholders and the retention of our executives in a highly competitive market for 2014, and determined to more equally balance the weighting between time- and performance-based awards.
What is the process by which performance goals are determined?
The Compensation Committee, in consultation with Farient and the management team, conducted a rigorous process for determining the LTIP and AIP goals. For competitive reasons, we do not disclose our goals, although they are set largely in the context of our annual and long-range strategic plan. Maximum goals are indicative of significant stretch performance that would, we believe, result in significant value creation for our shareholders. Threshold goals set forth a minimum acceptable level of performance based on the long-range plan, our prior year’s performance and predetermined financial and strategic goals.

SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation earned by each of our named executive officers for 2013, 2012 and 2011.

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	TOTAL
Name & Principal Position	Year	($) (1)	($) (2)	($) (3)	($)	($) (4)	($) (5)	($)
Barney Harford	2013	825,000	—	2,763,750	—	1,650,000	27,164	5,265,914
Chief Executive Officer	2012	825,000	—	3,003,000	—	—	30,066	3,858,066
	2011	825,000	—	1,395,000	—	561,000	56,099	2,837,099
Mike Randolfi	2013	290,769	100,000	3,451,500	—	436,200	72,643	4,351,112
Chief Financial Officer
David Belmont	2013	254,077	101,714	268,000	—	192,000	17,175	832,966
Interim Chief Financial Officer (6)	2012	269,123	1,287	218,400	—	—	16,636	505,446
Mitch Marcus	2013	9,692	—	—	—	—	36	9,728
Chief Financial Officer (7)	2012	48,462	—	1,045,000	—	—	746	1,094,208
Chris Orton	2013	450,000	100,000	603,000	—	900,000	18,245	2,071,246
President Orbitz.com &	2012	388,077	—	582,400	—	—	18,932	989,409
CheapTickets.com	2011	320,038	300,000	527,250	—	215,000	11,751	1,374,039
Roger Liew	2013	350,000	—	603,000	—	420,000	18,805	1,391,805
Chief Technical Officer	2012	308,454	—	582,400	—	—	18,036	908,890
Jim Rogers	2013	350,000	—	603,000	—	350,000	40,790	1,343,790
General Counsel

(1)	Salaries reflect the actual salary paid throughout 2013.
(2)
Bonuses for 2013 reflect a sign-on award for Mike, lump-sum payments for acting as Interim CFO and a recognition bonus for David, and a retention bonus for Chris. Mitch’s 2012 bonus amount has been adjusted to reflect the repayment by him of his 2012 bonus following his departure.

(3)
Represents the aggregate grant date fair value of (a) PSUs and RSUs granted to Barney, David, Chris, Roger and Jim in 2013, (b) RSUs granted to Mike in 2013, (c) PSUs granted to Barney, Chris and Roger in 2012, (d) RSUs granted to David and Mitch in 2012, and (e) PSUs and RSUs granted to Barney and Chris in 2011, in each case, computed in accordance with FASB ASC Topic 718. For all PSUs included in the above table, the amount reflects the “target” amount as of the grant date for those awards, which is the maximum number of shares that could be issued under each award. The amounts in this column reflect our estimate for the payout of these awards, as of the grant date, and do not correspond to the actual value that will be recognized by the named executive officers.

(4)
Represents payouts under our AIP as discussed in the section entitled “Compensation Discussion and Analysis - 2013 Executive Compensation Components and Decisions - Short-Term Incentive Compensation” above.

(5)	All Other Compensation reflects the totals from the table below:

	401(k) Match	Financial Planning	Car & Parking Benefits	Housing, Commuting or Relocation	Gym Membership	Executive Life and LT Disability	Other	TOTAL
Name	($)	($)	($)	($)	($)	($)	($)	($)
Barney Harford	7,350	11,550	5,400	—	—	2,864	—	27,164
Mike Randolfi	—	3,418	2,250	65,820	—	1,155	—	72,643
David Belmont	7,350	8,505	—	—	—	1,320	—	17,175
Mitch Marcus	—	—	—	—	—	36	—	36
Chris Orton	7,350	9,115	—	—	—	1,780	—	18,245
Roger Liew	7,350	9,115	—	—	959	1,380	—	18,805
Jim Rogers	4,039	11,241	—	20,451	959	4,100	—	40,790

(6)	David’s salary reflects a temporary $10,000 per month increase while he was interim CFO.
(7)	Mitch’s salary reflects an annual salary of $360,000 prorated for the days worked in 2012 and 2013. Mitch joined Orbitz in November 2012 and left Orbitz in January 2013.

37

Grants of Plan-Based Awards During 2013
The table below sets forth specific information with respect to each grant of an award made to our named executive officers under our AIP and LTIP during 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All other Stock Awards: Number of Restricted Stock Units (3)	All other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Closing Price of Stock on Date of Grant	Grant Date Fair Value of Stock and Option Awards
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(units)	(units)	(units)	(units)	(units)	($/share)	($/share)	($)
Barney Harford	2/20/2013				211,406	618,750	618,750	206,250	—		3.35	2,763,750
	2/20/2013	206,250	825,000	1,650,000
Mike Randolfi	5/30/2013				—	—	—	450,000	—		7.67	3,451,500
	3/11/2013	54,525	218,100	436,200
David Belmont	2/20/2013				20,000	60,000	60,000	20,000	—		3.35	268,000
	2/20/2013	24,000	96,000	192,000
Mitch Marcus	—				—	—	—	—	—			—
Chris Orton	2/20/2013				45,000	135,000	135,000	45,000	—		3.35	603,000
	2/20/2013	112,500	450,000	900,000
Roger Liew	2/20/2013				45,000	135,000	135,000	45,000	—		3.35	603,000
	2/20/2013	52,500	210,000	420,000
Jim Rogers	2/20/2013				45,000	135,000	135,000	45,000	—		3.35	603,000
	2/20/2013	43,750	175,000	350,000

(1)
These columns show the potential amounts payable to our named executive officers pursuant to the AIP if the threshold, target or maximum goals established for fiscal year 2013 by the Compensation Committee had been satisfied. Mitch was not eligible for an award as he was no longer employed on the plan grant date. For further discussion, see the section entitled “Compensation Discussion and Analysis - 2013 Executive Compensation Components and Decisions - Short-Term Incentive Compensation.” The grant date for these awards reflects the date on which the corresponding performance goals were established by the Compensation Committee, except for Mike, for whom the grant date reflects his hire date.

(2)
These columns show the potential number of shares underlying the PSUs that may be earned by our named executive officers per the goal established by the Compensation Committee, subject to additional time-based vesting requirements. For a further discussion, see the section entitled “Compensation Discussion and Analysis - 2013 Executive Compensation Components and Decisions - Long-Term Incentive Compensation.”

(3)
This column shows the number of RSUs granted in 2013 to our named executive officers. For a further discussion, see the section entitled “Compensation Discussion and Analysis - 2013 Executive Compensation Components and Decisions - Long-Term Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year-End 2013
The table below includes information as of December 31, 2013, regarding stock options, RSUs and PSUs previously awarded to our named executive officers that were outstanding as of that date.

	Option Awards (1)				Stock Awards (2)
	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Unexercisable Options	Option Exercise Price	Option Expiration Date	Number of Units or Underlying Shares that have Not Vested	Market Value of Units or Shares that have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(units)	(units)	($/share)		(units)	($)	(units)	($)
Barney Harford	323,750	46,250	4.90	6/2/2017	1,496,875	10,747,563	108,281	777,458
	500,000	—	4.15	1/6/2016
Mike Randolfi	—	—			450,000	3,231,000
David Belmont	—	7,000	4.90	6/2/2017	146,500	1,051,870
Mitch Marcus	—	—			—	—
Chris Orton	—	25,000	3.77	7/2/2017	450,000	3,231,000
Roger Liew	75,000	25,000	5.86	12/7/2017	393,250	2,823,535
Jim Rogers	—	—			270,000	1,938,600

(1)
Unless otherwise cancelled, all stock options granted vest 25% on the first, second, third and fourth anniversaries of the grant date, except those granted to Barney, which vest 25% on the first anniversary of grant date, with the remaining 75% vesting ratably over the subsequent 36 month period with the final portion vesting June 1, 2014.

(2)
Stock Awards include all historical grants of RSUs and PSUs as of December 31, 2013. Market value is calculated by multiplying $7.18, the closing price on December 31, 2013, by the number of units that have not vested. RSUs and earned PSUs vest 25% on the first, second, third and fourth anniversaries of the grant date. Barney’s unearned PSUs are assumed at the threshold level based on the Company’s performance as of December 31, 2013 and vest 75% on the third anniversary of the grant date and 25% on the fourth anniversary of the grant date based on the achievement of a relative TSR performance goal.

Option Exercises and Stock Vested in 2013
The table below includes information, on an aggregate basis, regarding the exercise of stock options and the vesting of restricted stock and restricted stock units for our named executive officers during 2013.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(units)	($)	(units)	($)
Barney Harford	500,000	1,809,117	641,661	4,718,648
Mike Randolfi	—	—	—	—
David Belmont	48,549	116,259	42,500	361,765
Mitch Marcus	—	—	—	—
Chris Orton	75,000	377,307	133,750	1,148,638
Roger Liew	—	—	120,750	975,553
Jim Rogers	—	—	30,000	309,000

Pension Benefits in 2013
None of our named executive officers participated in 2013, or currently participates, in a defined benefit plan sponsored by us or any of our subsidiaries.
Non-Qualified Deferred Compensation in 2013
Following our separation from Travelport Limited in 2007, we no longer offer a deferred compensation plan for any of our executive officers or other non-executive employees.
Potential Payments upon Termination of Employment
The table below discloses potential payments and benefits under our compensation and benefit plans and other employment arrangements to which our named executive officers, other than Mitch, would be entitled upon a termination of their employment, assuming the termination of employment occurred on December 31, 2013. Because we have assumed that the termination took place on December 31, 2013, if an executive was entitled to a severance payment equal to his target bonus amount, prorated based on the number of days employed in 2013, the calculations in the table below reflect 100% of the executive’s target bonus for 2013.

	Voluntary Resignation	By Company for Cause	By Company Without Cause		By Executive Upon Constructive Termination or Forced Resignation		Change in Control	By Company Without Cause or by Executive Upon Constructive Termination Following Change in Control		Disability or Death
Name	($)	($)	($)		($)		($)	($)		($)
Barney Harford
Cash Payments	— (1)	—	3,300,000	(2)	3,300,000	(2)	—	4,125,000	(3)	1,650,000	(4)
Accelerated Equity Awards	—	—	5,779,333	(5)	5,779,333	(5)	—	13,074,325	(6)	6,612,325	(7)
Continued Perquisites/Benefits	—	—	5,950	(8)	5,950	(8)	—	11,901	(9)	—
Total	—	—	9,085,283		9,085,283		—	17,211,226		8,262,325
Mike Randolfi
Cash Payments	—	—	360,000	(10)	—		—	796,200	(11)	—
Accelerated Equity Awards	—	—	807,750	(12)	—		—	3,231,000	(13)	—
Continued Perquisites/Benefits	—	—	10,454	(8)	—		—	10,454	(8)	—
Total	—	—	1,178,204		—		—	4,037,654		—
David Belmont
Cash Payments	—	—	312,000	(14)	—		—	348,000	(15)	—
Accelerated Equity Awards	—	—	357,010	(16)	—		—	1,067,830	(6)	—
Continued Perquisites/Benefits	—	—	4,199	(17)	—		—	6,298	(18)	—
Total	—	—	673,209		—		—	1,422,128		—
Chris Orton
Cash Payments	—	—	900,000	(19)	—		—	1,350,000	(11)	—
Accelerated Equity Awards	—	—	1,368,675	(16)	—		—	3,316,250	(6)	—
Continued Perquisites/Benefits	—	—	15,755	(20)	—		—	15,755	(20)	—
Total	—	—	2,284,430		—		—	4,682,005		—
Roger Liew
Cash Payments	—	—	770,000	(21)	—		—	770,000	(11)	—
Accelerated Equity Awards	—	—	1,043,585	(16)	—		—	2,856,535	(6)	—
Continued Perquisites/Benefits	—	—	—	(8)	—		—	—	(8)	—
Total	—	—	1,813,585		—		—	3,626,535		—
Jim Rogers
Cash Payments	—	—	350,000	(10)	—		—	700,000	(11)	—
Accelerated Equity Awards	—	—	—		—		—	1,938,600	(13)	—
Continued Perquisites/Benefits	—	—	15,997	(8)	—		—	15,997	(8)	—
Total	—	—	365,997		—		—	2,654,597		—

(1)
Barney is entitled to receive severance benefits if we are reacquired, directly or indirectly, by Travelport Limited (a “Reacquisition”) and he resigns (with such resignation to be effective during the 90 day period beginning on the first anniversary of the Reacquisition). If that had been the case, Barney would have been entitled to: (a) cash payments totaling $825,000 (which represents 12 months’ base salary); (b) accelerated vesting of stock options that would have vested in the 12-month period following the termination date; and (c) COBRA subsidy payments for 12 months following the termination.

(2)
This amount represents (a) 24 months’ salary and (b) the pro rata portion, based on the percentage of the year elapsed as of the date of the termination, of the actual bonus Barney would have been entitled to receive for the year of the date of termination as if his employment had not been terminated.

(3)	This amount represents (a) 24 months’ salary, (b) 24 months’ target annual bonus, and (c) the pro rata portion of Barney’s target bonus through the assumed termination date.

(4)
This amount represents the pro rata portion, based on the percentage of the year elapsed as of the time of termination, of the actual annual bonus Barney would have been entitled to receive for the year of the date of termination as if his employment had not been terminated.

(5)
This amount represents the value of (a) with respect to options granted in his employment agreement and granted on June 2, 2010, those outstanding options that would have vested in the 18-month period following the assumed termination date, (b) with respect to each grant of RSUs, accelerated vesting of the lesser of (i) all RSUs from the grants that have not yet vested or (ii) 37.5% of RSUs from the grants that have not yet vested, and (c) with respect to each PSU grant, accelerated vesting of the lesser of (i) all PSUs from the grants that have not yet vested and for which the applicable performance goals have been achieved as of the termination date or (ii) 37.5% of the PSUs from the grants that have not yet vested and for which the applicable performance goal has been achieved as of the assumed termination date. This amount does not include the value with respect to the portion of the 2013 PSU grant for which the applicable performance goal has not been achieved as of the assumed termination date.

(6)
This amount represents (a) all outstanding, but unvested stock options, (b) all outstanding RSUs, (c) all outstanding, but unvested PSUs for which the applicable performance goals either (i) had been achieved as of the assumed termination date or (ii) had not yet been achieved as of the assumed termination date but still were attainable (in which case, the PSUs are accelerated as though the performance goals had been achieved as of the assumed termination date).

(7)
This amount represents the value of (a) with respect to options granted in his employment agreement and granted on June 2, 2010, those outstanding options that would have vested in the 18-month period following the assumed termination date, (b) with respect to each grant of RSUs, accelerated vesting of the lesser of (i) all RSUs from the grants that have not yet vested or (ii) 37.5% of RSUs from the grants that have not yet vested, and (c) with respect to each PSU grant, accelerated vesting of the lesser of (i) all PSUs from the grants that have not yet vested or (ii) 37.5% of the PSUs from the grants that have not yet vested, and for the portion of the 2013 PSU grant for which the applicable performance goal has not been achieved as of the assumed termination date, based on target achievement of the applicable performance goal.

(8)	This amount represents the estimated value of COBRA subsidy payments for 12 months following the covered termination.
(9)	This amount represents the estimated value of COBRA subsidy payments for 24 months following the covered termination.
(10)	This amount represents 12 months’ base salary as of the assumed termination date.
(11)
This amount represents (a) 12 months’ base salary, (b) an amount equal to the named executive officer’s target annual bonus for the year of the date of termination, and (c) an amount equal to the named executive officer’s target annual bonus for the year of the date of termination, prorated based on the number of days he was employed in the year of termination and for which he had not otherwise received a bonus.

(12)	This amount represents the RSUs granted to Mike on May 30, 2013 that would have vested in the 12-month period following the assumed termination.
(13)	This amount represents full acceleration of all RSUs and PSUs at target funding levels.
(14)
This amount represents (a) 6 months’ salary and (b) an amount equal to David’s annual bonus for the year of the date of termination based on actual performance measured at the end of the relevant performance period, prorated based on the number of days he was employed in the year of the date of termination and for which he did not otherwise receive a bonus.

(15)
This amount represents (a) 9 months’ base salary and (b) an amount equal to 75% of David’s target annual bonus for the year of the date of termination, and (c) an amount equal to David’s target annual bonus for the year of the date of termination, prorated based on the number of days he was employed in the year of the date of termination and for which he did not otherwise receive a bonus.

(16)
This amount represents (a) with respect to stock options, all unvested stock options that would have vested in the 12-month period following the assumed termination date, (b) with respect to RSUs, accelerated vesting of the unvested RSUs that would have vested in the 12-month period following the assumed termination date, and (c) with respect to PSUs for which the performance goals had been achieved as of the assumed termination date, accelerated vesting of such unvested PSUs that would have vested in the 12-month period following the assumed termination date.

(17)	This amount represents the estimated value of COBRA subsidy payments for 6 months following the covered termination.
(18)	This amount represents the estimated value of COBRA subsidy payments for 9 months following the covered termination.
(19)
This amount represents (a) 12 months’ base salary and (b) an amount equal to Chris’s target annual bonus for the year of the date of termination, prorated based on the number of days he was employed in the year of the date of termination and for which he did not otherwise receive a bonus.

(20)
This amount represents the estimated value of COBRA subsidy payments for 12 months following the covered termination. In addition, Chris’s agreement entitles him to outplacement benefits pursuant to our policy; however, because we don’t have a policy, we have assumed for this table that there is no dollar value attributable to outplacement services.

(21)
This amount represents (a) 12 months’ base salary and (b) an amount equal to Roger’s annual bonus for the year of the date of termination based on actual performance measured at the end of the relevant performance period, prorated based on the number of days he was employed in the year of the date of termination and for which he did not otherwise receive a bonus.

Employment and Severance Arrangements
We have entered into employment arrangements with each of our named executive officers that generally provide for minimum base salaries, target bonus under our annual incentive bonus plan and severance compensation in the case of certain termination events, including, in some cases, in connection with or following a change of control. The material terms of each named executive officer’s employment agreements are summarized below.
Barney Harford
We entered into an employment agreement with Barney, our CEO, on January 6, 2009. Barney’s agreement was subsequently amended on July 17, 2009 and July 17, 2010. The employment agreement outlines the terms and conditions of Barney’s employment as our CEO. We also agreed under the employment agreement to use our reasonable best efforts to have Barney re-elected to our Board. The initial term of Barney’s employment agreement expired on January 6, 2013 and the term thereafter extends for additional one-year periods unless Barney or we give the other at least 180 days prior written notice of the intent not to renew. In August 2012, the Compensation Committee adopted a resolution waiving its right to provide notice of intent not to renew during calendar years 2013 and 2014. This means that Barney’s agreement will continue through at least January 6, 2016.
Barney’s base salary in 2013 was $825,000. Barney will also be eligible for an annual bonus that has a target payment equal to 100% of his annual salary (and a maximum payment of 200% of his annual salary), subject to the terms and conditions of our annual bonus plan and further subject to the satisfaction of any performance goals, criteria or targets as may be established by the Board (or the Compensation Committee).
Barney’s employment may be terminated by him or by us at any time for any reason, provided that he gives us 30 days written notice. If his employment is terminated during the term of the employment agreement, he will be entitled to receive all amounts earned, including any annual bonus earned, but unpaid, for the immediately preceding fiscal year, as of the termination date (the “Accrued Amounts”). If the termination of employment is due to death or disability, he will be entitled to receive (i) the Accrued Amounts; (ii) a pro rata portion of any annual bonus he would have been entitled to receive for the year in which the termination occurs; and (iii) accelerated vesting for certain incentive equity units. If we terminate his employment without “Cause” or as a result of a “Constructive Termination” not in connection with a “Change in Control” (in each case, as such terms are defined in the employment agreement), Barney will be entitled to receive the Accrued Amounts and, subject to his execution of a separation and release agreement: (i) continued payment of his then-current base salary for a period of 24 months; (ii) a pro rata portion of any annual bonus he would have been entitled to receive for the year in which the termination occurs; (iii) accelerated vesting for certain incentive equity units; and (iv) COBRA continuation medical benefits for 12 months following the termination date. If we terminate Barney’s employment without Cause or if Barney resigns as a result of a Constructive Termination in connection with or within 24 months following a Change in Control, or a Change in Control is consummated 90 days following such termination or resignation (and such termination or resignation was in contemplation of the Change in Control), Barney will be entitled to receive the Accrued Amounts and, subject to his execution of a separation and release agreement: (i) a lump sum cash payment equal to the sum of: (a) 24 months of his then-current base salary, (b) 24 months of his then-current target annual bonus and (c) a pro rata portion of his target annual bonus through the termination date; (ii) accelerated vesting for certain incentive equity units; and (iii) COBRA continuation medical benefits for 24 months following the termination date. If we terminate Barney’s employment for Cause, Barney must pay us any amounts he received from exercising the options granted under his employment agreement in the 24 months preceding either the termination or the breach that gave rise to Cause.

Notwithstanding the foregoing severance provisions, if we are reacquired, directly or indirectly, by Travelport Limited (the “Reacquisition”) during the term of the employment agreement, Barney may elect to resign his employment (with such resignation to be effective during the 90 day period beginning on the first anniversary of the Reacquisition). In the event of such resignation, Barney will be entitled to receive the Accrued Amounts and, subject to his execution of a separation and release agreement: (i) continued payment of his then-current base salary for a period of 12 months and (ii) COBRA continuation medical benefits for 12 months following the termination date. If we terminate Barney’s employment without Cause or as a result of a Constructive Termination (other than the diminution of duties or responsibilities directly resulting from the Reacquisition) in connection with or within 12 months following the Reacquisition, or the Reacquisition occurs within 90 days following such termination (and such termination was in contemplation of the Reacquisition), then the Reacquisition will be treated as a Change in Control under the employment agreement and Barney will be entitled to the Change in Control payments set forth in the paragraph immediately above.
As part of the package necessary to secure his services, the Compensation Committee agreed to a tax restoration payment to Barney in the event that any severance benefits or payments he is entitled to receive in connection with a Change in Control or a Reacquisition are subject to excise tax (or in certain circumstances, otherwise requires that the amount of such payments be reduced to the extent such reduction would eliminate the excise tax obligation).
The employment agreement contains covenants regarding non-competition and non-solicitation that apply during Barney’s employment and generally for a period of one year following the date he ceases to be employed by us. The employment agreement also requires that Barney generally not disclose our confidential information.
Mike Randolfi
An offer letter dated January 16, 2013 sets forth the terms and conditions of Mike’s employment as our Senior Vice President and Chief Financial Officer. Pursuant to the offer letter, Mike’s base salary is $360,000 and he is eligible to participate in the annual incentive bonus plan. He is eligible for an annual bonus that has a target payment equal to 75% of his annual salary subject to the terms of the AIP and any performance goals, criteria or targets as may be established by the Board (or the Compensation Committee). Either Mike or we may terminate his employment at any time, with or without cause.
If we terminate Mike’s employment without cause, Mike is entitled to receive, subject to his execution of a release agreement: (i) a payment in the amount of 12 months’ base salary; (iii) accelerated vesting for certain incentive equity units; and (iii) COBRA subsidy payments for 12 months following the covered termination. If we terminate Mike’s employment without cause within 12 months following a change in control or if Mike resigns due to a constructive termination within 12 months following a change in control, Mike is entitled to receive, subject to his execution of a release agreement: (i) a payment in the amount of (a) 12 months’ base salary, (b) an amount equal to his target bonus for the year of the date of termination and (c) an amount equal to his target annual bonus for the year of the date of termination, prorated based on the number of days he was employed in the year of termination and for which he had not otherwise received a bonus; (ii) accelerated vesting for certain incentive equity units; and (iii) COBRA subsidy payments for 12 months following the covered termination.
David Belmont
We provided a letter to David confirming the terms of his first appointment as Interim CFO on July 5, 2012. In 2012, David first served as Interim CFO from June 2, 2012 until November 11, 2012. During that time, David received: (i) a $10,000 per month increase in base salary for each month that he performed that role, of which $5,000 was paid as regular pay each month and the remaining $5,000 was accrued and paid in a lump sum on November 16, 2012 and (ii) a performance bonus lump sum payment of $50,000, which was paid on February 2, 2013.
In addition, we provided a second letter to David confirming the terms of his second appointment as Interim CFO on January 17, 2013. In 2013, David served as Interim CFO from January 8, 2013 until March 11, 2013. During that time, David received: (i) a $10,000 per month increase in base salary for each month that he performed that role, of which $5,000 was paid as regular pay each month and the remaining $5,000 was accrued and paid in a lump sum on the first pay date following the new CFO’s start date and (ii) a performance bonus lump sum payment of $50,000, which he received on June 14, 2013. The additional base salary and lump sum bonus payment were not considered as part of eligible earnings for the purposes of the 2012 AIP and 2013 AIP.
Pursuant to a letter agreement we entered into with David in April 2013, if we terminate David’s employment without cause, David is entitled to receive, subject to his execution of a release agreement: (i) a payment in the amount of (a) six months’ base salary plus (b) his annual bonus for the year of the date of termination based on actual performance measured at the end of the relevant performance period, prorated based on the number of days he was employed in the year of termination and for which he had not otherwise received a bonus; (ii) COBRA subsidy payments for six months following the covered termination; and (iii) accelerated vesting for certain incentive equity units. If we terminate David’s employment without cause within 12 months following a change in control or if David resigns due to a constructive termination within 12 months following a change in control, David is entitled to receive, subject to his execution of a release agreement: (i) a payment in the amount of (a) nine months’ base salary, (b) an amount equal to 75% of his target bonus for the year of the date of termination and (c) an amount equal to his target annual bonus for the year of the date of termination, prorated based on the number of days he was employed in the year of termination and for which he had not otherwise received a bonus; (ii) COBRA subsidy payments for nine months following the covered termination; and (iii) accelerated vesting for certain incentive equity units.
Mitch Marcus
An offer letter dated November 5, 2012 set forth the terms and conditions of Mitch’s employment as our former Senior Vice President and CFO. Mitch was employed with the Company from November 12, 2012 to January 8, 2013.
Chris Orton
Pursuant to the letter agreement we entered into with Chris on June 18, 2010, as subsequently amended in August 2011, April 2013, and January 2014, Chris’s annual salary for 2013 was $450,000 and was recently increased to $600,000 with his promotion to Chief Operating Officer in January 2014; his target bonus is 100% of this salary subject to the terms of the AIP and any performance goals, criteria or targets as may be established by the Board (or the Compensation Committee). Chris received a $1,000,000 bonus in connection with his promotion to Chief Operating Officer, which will be repaid if he voluntarily terminates his employment within 24 months of such promotion. In addition, following his promotion to Chief Operating Officer and due to the increased travel expectations in connection with his new role, Chris is also eligible for certain travel benefits for him and his family subject to an annual cap.
If we terminate Chris’s employment without cause and if Chris executes a separation and general release agreement and a restrictive covenant agreement, Chris is entitled to receive: (i) a payment in the amount of (a) 12 months’ base salary plus (b) his target annual bonus for the year of the date of termination, prorated based on the number of days he was employed in the year of termination and for which he had not otherwise received a bonus; (ii) COBRA subsidy payments for 12 months following the covered termination;

(iii) accelerated vesting for certain incentive equity units; and (iv) outplacement benefits pursuant to our policy (we note, however, that the our current policy does not provide for any outplacement benefits). If we terminate Chris’s employment without cause within 12 months following a change in control or if Chris resigns due to a constructive termination within 12 months following a change in control, Chris is entitled to receive, subject to his execution of the release, separation and restrictive covenant agreement referenced earlier in this paragraph: (i) a payment in the amount of (a) 12 months’ base salary, (b) an amount equal to his target bonus for the year of the date of termination and (c) an amount equal to his target annual bonus for the year of the date of termination, prorated based on the number of days he was employed in the year of termination and for which he had not otherwise received a bonus; (ii) COBRA subsidy payments for 12 months following the covered termination; (iii) accelerated vesting for certain incentive equity units; and (iv) outplacement benefits pursuant to our policy (we note, however, that the our current policy does not provide for any outplacement benefits).
Roger Liew
An offer letter dated June 23, 2009, as amended October 3, 2012 and in April 2013, sets forth the terms and conditions of Roger’s employment as our Senior Vice President and Chief Technology Officer. For 2013, Roger’s annual base salary was $350,000 and he is eligible for an annual bonus that has a target payment equal to 60% of his annual salary, subject to the terms of the AIP and any performance goals, criteria or targets as may be established by the Board (or the Compensation Committee). Either Roger or we may terminate his employment at any time, with or without cause. The offer letter contains covenants regarding non-competition and non-solicitation that continue for a period of 12 months following the date he ceases to be employed by us.
If we terminate Roger’s employment without cause, Roger is entitled to receive, subject to his execution of a release agreement: (i) a payment in the amount of (a) 12 months’ base salary plus (b) his target annual bonus for the year of the date of termination based on actual performance measured at the end of the relevant performance period, prorated based on the number of days he was employed in the year of termination and for which he had not otherwise received a bonus; (ii) COBRA subsidy payments for 12 months following the covered termination; and (iii) accelerated vesting for certain incentive equity units. If we terminate Roger’s employment without cause within 12 months following a change in control or if Roger resigns due to a constructive termination within 12 months following a change in control, Roger is entitled to receive, subject to his execution of a release agreement: (i) a payment in the amount of (a) 12 months’ base salary, (b) an amount equal to his target bonus for the year of the date of termination and (c) an amount equal to his target annual bonus for the year of the date of termination, prorated based on the number of days he was employed in the year of termination and for which he had not otherwise received a bonus; (ii) COBRA subsidy payments for 12 months following the covered termination; and (iii) accelerated vesting for certain incentive equity units.
Jim Rogers
An offer letter dated June 28, 2012 sets forth the terms and conditions of Jim’s employment as our Senior Vice President and General Counsel. In 2013, Jim’s annual base salary was $350,000 and he is eligible for an annual bonus that has a target payment equal to 50% of his annual salary subject to the terms of the AIP and any performance goals, criteria or targets as may be established by the Board (or the Compensation Committee). Jim is also entitled to certain travel benefits during the first 24 months of his employment, subject to an annual cap. Either Jim or we may terminate his employment at any time, with or without cause.
If we terminate Jim’s employment without cause, Jim is entitled to receive, subject to his execution of a release agreement: (i) a payment in the amount of 12 months’ base salary and (ii) COBRA subsidy payments for 12 months following the covered termination. If we terminate Jim’s employment without cause within 12 months following a change in control or if Jim resigns due to a constructive termination within

12 months following a change in control, Jim is entitled to receive, subject to his execution of a release agreement: (i) a payment in the amount of (a) 12 months’ base salary, (b) an amount equal to his target bonus for the year of the date of termination and (c) an amount equal to his target annual bonus for the year of the date of termination, prorated based on the number of days he was employed in the year of termination and for which he had not otherwise received a bonus; (ii) COBRA subsidy payments for 12 months following the covered termination; and (iii) accelerated vesting for incentive equity units.

Compensation Committee Report for the Year Ended December 31, 2013
The Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” included in this Proxy Statement. In reliance on that review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on March 6, 2014.
The Compensation Committee
Scott Forbes, Chair
Mark Britton
Brad Gerstner
Kris Leslie

PROPOSAL 2
ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
Shareholders are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of our named executive officers, as disclosed in this Proxy Statement. This vote is a non-binding advisory vote that provides valuable input to our Board of Directors and the Compensation Committee of the Board for establishing compensation philosophy and making future compensation decisions.
Our shareholders cast an advisory vote on executive compensation once every three years, and in 2011, our shareholders cast a substantial vote (96.2%) approving the compensation of our named executive officers. Following this year’s non-binding advisory vote, the next scheduled advisory vote will take place at the 2017 Annual Meeting of Shareholders.
Since 2011, we have had many conversations with our shareholders and our performance driven plan reflects their input. Our compensation policies and decisions are based on a performance driven program that aligns the executives’ interests with the long-term interests of our shareholders, and our cash bonuses for 2013 are consistent with our strong financial results.
The Compensation Committee believes that the compensation of our named executive officers for fiscal year 2013, as further described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure, is directly aligned with our performance and consistent with our pay-for-performance philosophy.
We are requesting your non-binding vote on the following resolution:
“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure in the Proxy Statement.”
The Board recommends a vote FOR the advisory resolution approving the compensation of the Company’s named executive officers.

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR
The Audit Committee has appointed Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2014. This appointment was designated by Travelport as required under the terms of the separation agreement that we entered into with Travelport in connection with our initial public offering in 2007 (the “IPO”). The Board and the Audit Committee recommend that shareholders ratify the appointment of Deloitte & Touche LLP as our independent auditor for the year ending December 31, 2014. Although we are not required to do so, we believe that it is appropriate to request that shareholders ratify this appointment. If shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment. Representatives of Deloitte & Touche LLP will be at the Annual Meeting, will be given the opportunity to make a statement and will be available to respond to questions.
The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending December 31, 2014.
 Pre-Approval Policies
The Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent auditor. The Audit Committee has adopted a policy requiring the pre-approval of any non-audit services performed by the independent auditor to ensure those services do not impair the firm’s independence. This policy requires that, unless a proposed service has received the Audit Committee’s general pre-approval, it will require specific pre-approval if it is to be performed by our independent auditor. All requests or applications for services to be provided by the independent auditor must be submitted to our CFO, who determines whether the services are included within the list of services that have received general pre-approval or whether they require specific pre-approval by the Audit Committee. The Audit Committee has considered whether the nature of the services provided by Deloitte & Touche LLP for tax and non-audit services are compatible with maintaining the nature of the firm’s independence and has determined that those services are compatible with the provision of independent audit services. All of the services performed by Deloitte & Touche LLP in 2013 were pre-approved in accordance with the Audit Committee’s pre-approval policy.
Independent Auditor’s Fees
Set forth below is a summary of fees for professional services by our independent auditor, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates for 2013 and 2012.

	2013	2012
Audit Fees......................................................................................	$1,752,000	$2,012,125
Audit-Related Fees.........................................................................	2,500	2,500
Tax Fees.........................................................................................	39,825	50,000
All Other Fees................................................................................	—	—
Total..............................................................................................	$1,794,325	$2,064,625

Audit Fees
Audit fees consisted primarily of professional services rendered for the audit of our annual financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q. Audit fees also included professional services rendered in connection with periodic reports and registration statements we filed with the SEC and statutory audits that are required for certain of our foreign subsidiaries.
Audit-Related Fees
Audit-related fees consisted of fees paid for a subscription to an accounting research tool.
Tax Fees
Tax fees consisted of fees billed for professional services rendered for tax compliance and international tax planning and consulting.
Report of the Audit Committee for 2013
The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed our audited consolidated financial statements for fiscal year 2013 and the report of Deloitte & Touche LLP, our independent registered public accounting firm, on those financial statements with management and Deloitte & Touche LLP, including a review and discussion of the quality, not just the acceptability, of our accounting principles; the reasonableness of significant estimates and judgments; and the clarity of disclosures in our financial statements, including the disclosures relating to critical accounting policies.
In addition, the Audit Committee has reviewed and discussed with Deloitte & Touche LLP the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Standard No. 16. In addition, the Audit Committee has discussed with Deloitte & Touche LLP its independence from management and us, and has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has considered whether the services rendered by Deloitte & Touche LLP or its affiliates with respect to tax and non-audit services are compatible with maintaining their independence.
The Audit Committee has also reviewed and discussed with management and Deloitte & Touche LLP management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the report of Deloitte & Touche LLP on the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for its audit. The Audit Committee meets with our independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of our internal control over financial reporting, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that our audited financial statements for fiscal year 2013 be included in our Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC. The Audit Committee and the Board have also approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.
Respectfully submitted as of March 4, 2014:
The Audit Committee
Kris Leslie, Chair
Mark Britton
Scott Forbes

Certain Relationships and Related-Persons Transactions
Under its charter, our Audit Committee is responsible for the review, approval, authorization or ratification of “related-party transactions” between us or our subsidiaries and related parties. “Related party” refers to a person or entity who is, or at any point since the beginning of the last fiscal year was, a director (or a nominee for director), executive officer or 5% shareholder of us or any immediate family members of any of these individuals, or any entity in which any of the foregoing persons owns more than a 10% equity interest, or in which any of the foregoing persons is a general partner or officer.
As a general matter, under the our Delegation of Authority Policy and Related Party Transactions Policy, both adopted by our Board, related-party transactions where the amount involved could reasonably be expected to exceed $120,000 in any calendar year and material amendments or modifications of any such transactions are submitted to the Audit Committee for review and approval before the transaction is consummated. If advance approval of a related-party transaction is not obtained, then the transaction must be submitted to the Audit Committee for ratification, as soon as reasonably practicable, but in any event, at the Audit Committee’s next regularly scheduled meeting. If the Audit Committee does not ratify a related-party transaction that has been consummated without its approval, the Audit Committee will, in consultation with the General Counsel, consider whether additional action is necessary, such as terminating the transaction on a prospective basis, rescinding it or modifying it in a manner that would facilitate ratification by the Audit Committee.
As provided in the Audit Committee’s charter and our Related Party Transactions Policy, in the course of its review and approval or ratification of a related-party transaction, the Audit Committee will consider:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related party and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our shareholders; and

•	any other matters the Audit Committee deems appropriate.
The Audit Committee has pre-approved certain related-party transactions entered into in the ordinary course of our business in cases where:

•
the interest of the related party arises only from (a) the related party’s position as a director (or similar position) of the entity that is a party to the transaction, or (b) the direct or indirect ownership by the related person of less than a 10% equity interest in the entity that is party to the transaction; and

•
the aggregate amount involved does not, in any single fiscal year, exceed the greater of $1,000,000 or two percent (2%) of the consolidated revenue of the other entity that is a party to the transaction.

This approval specifically excludes any related-party transactions where Travelport, its parent company or any of its subsidiaries are a party to or have a direct or indirect material interest in the transaction.
Any Audit Committee member who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction, but he or she may be counted in determining the presence of a quorum at an Audit Committee meeting at which the transaction is considered.
Related-Person Transactions with Travelport and its Subsidiaries
We have a number of agreements with Travelport under which we each provide certain services. We net settle the amounts due to and from Travelport and its subsidiaries under these agreements. As of December 31, 2013, Travelport and its subsidiaries collectively owed us $12.3 million, on a net basis, under these agreements.
Separation Agreement
At the time of our IPO, we entered into a Separation Agreement with Travelport that governed the general terms for the separation of our respective businesses. We amended the agreement on May 5, 2008, January 23, 2009 and May 9, 2013. Below is a description of the material terms of the Separation Agreement, as amended.
Guarantees and Letters of Credit.    When we were a wholly owned subsidiary of Travelport, Travelport provided guarantees, letters of credit and surety bonds on our behalf under our commercial agreements and leases and for the benefit of regulatory agencies. Under the Separation Agreement, we are required to use commercially reasonable efforts to have Travelport released from any then outstanding guarantees and surety bonds. As a result, Travelport no longer provides surety bonds on our behalf or guarantees in connection with commercial agreements or leases entered into or replaced by us subsequent to the IPO. As of April 15, 2013, Travelport is no longer obligated to issue letters of credit on our behalf.
Indemnification.     Under the Separation Agreement, we agreed to indemnify Travelport and its officers, directors, employees and agents against certain losses including, but not limited to, litigation matters and other claims.
Registration Rights.    The Separation Agreement gives Travelport the right to demand that we register the resale of shares of our Common Stock it holds or that are held by persons or entities that acquire or otherwise receive shares of our Common Stock from Travelport that include these registration rights. In addition, Travelport has “piggyback” registration rights that allow it to include its shares of our Common Stock in any future registrations, whether they relate to our primary offering or a secondary offering by or on behalf of other shareholders.
Equity Purchase Rights.    Under the Separation Agreement, provided that Travelport beneficially owns at least 50% of the combined voting power of all our outstanding voting securities, it may purchase its pro rata share, based on its then-current percentage equity interest in us, of any voting equity securities we issue, excluding any securities issued under employee stock options or other benefit plans, dividend reinvestment plans and certain other non-cash offerings.

Master License Agreement
We entered into a Master License Agreement with Travelport at the time of the IPO. Under this agreement, Travelport licenses certain of our intellectual property and pays us fees for related maintenance and support services. The licenses include our supplier link technology; portions of ebookers’ booking, search and vacation package technologies; certain of our products and online booking tools for corporate travel; portions of our private label vacation package technology; and our extranet supplier connectivity functionality.
The Master License Agreement granted us the right to use a corporate online booking product developed by Travelport. We have entered into a value-added reseller license with Travelport for this product. In 2013, our revenue share payment to Travelport was $2.0 million.
GDS Service Agreement
In connection with our IPO, we entered into an agreement with Travelport to use its global distribution systems (“GDS”) services (the “Travelport GDS Service Agreement”), which was scheduled to expire on December 31, 2014.
Under the structure of this agreement, we earned incentive revenue for each air, car and hotel segment processed through the Travelport GDSs. We were required to process a certain minimum number of segments for our domestic brands through the Travelport GDSs each year. For the year ended December 31, 2013, our domestic brands were required to process a total of 27.8 million segments through the Travelport GDSs. Our failure to process at least 95% of these segments through the Travelport GDSs would result in a shortfall payment. For the year ended December 31, 2013, we were not required to make any payments to Travelport related to the minimum segment requirement.
The Travelport GDS Service Agreement also required ebookers to use the Travelport GDSs exclusively in certain countries for segments processed through GDSs in Europe. Our failure to process at least 95% of these segments through the Travelport GDSs would result in a shortfall payment. We made no shortfall payments to Travelport for the year ended December 31, 2013.
For the year ended December 31, 2013, we recognized $88.6 million of incentive revenue for segments processed through Travelport GDSs, which accounted for more than 10% of our total net revenue. We recognized an additional $.03 million in net revenue as a “conversion bonus” for segments generated during 2013 by certain new Orbitz for Business customers. Offsetting this revenue was $2.0 million in “opt-in” fees which we incurred under the Travelport GDS Service Agreement during the year ended December 31, 2013 for certain carrier segments booked through the Travelport’s Galileo GDS.
In February 2014, we entered into a new agreement with Travelport for the provision of GDS services, which terminated and replaced our prior Travelport GDS Service Agreement (the “New Travelport GDS Service Agreement”). Under the New Travelport GDS Service Agreement, we are obligated in 2014 to use only Travelport GDSs for all air and car segments booked on our domestic agencies and are subject to certain other exclusivity obligations for segments booked in Europe and other markets as defined in the New Travelport GDS Service Agreement. We are required to pay a fee for each segment that is not booked through Travelport GDSs in 2014 subject to exclusivity obligations discussed above. Beginning January 1, 2015, however, we will no longer be subject to exclusivity obligations. Beginning in 2015, we are obligated to provide certain levels of volume over the contract period and may be subject to pay shortfall payments in certain cases if we fail to meet volume commitments. The New Travelport GDS Service Agreement terminates on December 31, 2018. The Audit Committee approved this agreement per our Delegation of Authority Policy and Related Party Transactions Policy.

The Board of Directors delegated to the Audit Committee the responsibility, power and authority to, on behalf of the Board, consider, evaluate and approve all agreements for the provision of GDS services, including the agreement entered into with Travelport in February 2014. The Audit Committee approved this transaction, as well as the agreements for the provision of GDS services with providers other than Travelport.
Travelport Letter Agreement
On February 1, 2011, we entered into a Letter Agreement with Travelport, which was amended in March 2011 (the “Letter Agreement”). The Letter Agreement amended and clarified certain terms set forth in agreements that we had previously entered into with Travelport and provided certain benefits to us so long as certain conditions were met.
The Letter Agreement contained a provision relating to the absence of ticketing authority on American Airlines (“AA”). Under this agreement, our segment incentives payables from Travelport under the Travelport GDS Service Agreement were increased effective December 22, 2010 until the earliest of (i) August 31, 2011, (ii) the reinstatement of ticketing authority by AA for our Orbitz.com website, (iii) the consummation of a direct connect relationship with AA, or (iv) the determination by our Audit Committee that we were engaged in a discussion with AA that was reasonably likely to result in a direct connect relationship between us and AA. Pursuant to a court order in June 2011, AA restored its content to our sites. This ruling resulted in the expiration on June 1, 2011 of the increased segment incentives payable from Travelport pursuant to the Letter Agreement. We resumed offering AA tickets on our sites and have continued to do so pursuant to a series of agreements between us and AA that ran through January 15, 2013.
The Letter Agreement also contained an amendment to the Travelport GDS Service Agreement. This amendment established a higher threshold at which potential decreases in Travelport’s segment incentives payments to us could take effect and reduced the percentage impact of the potential decreases. We were entitled to receive these benefits as long as our Audit Committee did not determine that we were engaged in a discussion with any airline that was reasonably likely to result in a direct connect relationship, and we had not consummated a direct connect relationship with any airline. The Letter Agreement also clarified that we were permitted to proceed with an arrangement with ITA that provides for our use of ITA’s airfare search solution after December 31, 2011. In addition, we agreed to the circumstances under which we would use e-Pricing for searches on our websites through December 31, 2014.
During 2013, we received cash from Travelport of $72.5 million under the Letter Agreement.
Corporate Travel Agreement
We provide corporate travel management services to Travelport and its subsidiaries.
Related-Person Transactions with Affiliates of The Blackstone Group
Affiliates of The Blackstone Group were the beneficial owners of 5% or more of the Company’s outstanding common stock until May 28, 2013. During 2013, the Company paid The Blackstone Group fees totaling approximately $387,500 for services provided in connection with financing transactions.
The Blackstone Group is in the business of making investments in various companies and it has ownership interests in, and affiliations with, a broad range of companies In the normal course of conducting our business, we have entered into various agreements with affiliates of The Blackstone Group. For example, we have agreements with certain hotel management companies that are affiliates of The Blackstone Group and that provide us with access to their hotel inventory. We also purchase services from certain affiliates of The Blackstone Group such as telecommunications and advertising. Moreover, certain of The Blackstone Group’s affiliates utilize our partner marketing programs and corporate travel services. We do not believe that The Blackstone Group has a material interest in any of these transactions.

Shareholder Proposals
Shareholders who wish to submit a proposal to be included in our 2015 proxy statement and presented at the 2015 Annual Meeting of Shareholders must cause the proposal to be received at our executive offices at Orbitz Worldwide, Inc., Attention: Corporate Secretary, 500 W. Madison Street, Suite 1000, Chicago, Illinois 60661, by no later than December 26, 2014. This will enable us to evaluate the proposal for its possible inclusion in the proxy statement in connection with that meeting.
Shareholders who wish to submit a proposal to be presented at the 2015 Annual Meeting, but not included in our 2015 proxy statement, or who wish to nominate a candidate for election as a director at that meeting, are required by our by-laws to cause notice of such proposal or nomination to be delivered to our executive offices at the address above. To be considered for a vote at the 2015 Annual Meeting, such notice must be delivered after February 10, 2015 and before March 12, 2015, except that if the 2015 annual meeting is called for a date that is not within 30 days before or after the anniversary of the 2014 Annual Meeting, such notice must be received no later than the close of business on the tenth day after the day on which notice of the date of the annual meeting is mailed or publicly disclosed by us, whichever occurs first. Any such notice of proposal or nomination must contain the information required by our by‑laws.
Householding of Annual Meeting Materials
The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement and Annual Report on Form 10-K or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. Shareholders who hold their shares through a nominee, such as a broker, bank, broker-dealer or similar organization may receive notice from that nominee regarding the householding of proxy materials. As indicated in the notice, a single Proxy Statement and Annual Report on Form 10-K or Notice of Internet Availability of Proxy Materials, as applicable, will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once a shareholder has received notice that a nominee will be householding, householding will continue until the shareholder is notified otherwise or until the shareholder has revoked consent by notifying the nominee. If you would prefer to receive separate copies of a Proxy Statement and Annual Report on Form 10-K or Notice of Internet Availability of Proxy Materials for other shareholders in your household, either now or in the future, please contact your nominee. Upon written or oral request to our Corporate Secretary at Orbitz Worldwide, Inc., 500 W. Madison Street, Suite 1000, Chicago, Illinois 60661, (312) 894-5000, we will promptly provide separate copies of this Proxy Statement, our Annual Report on Form 10-K or the Notice of Internet Availability of Proxy Materials, as applicable.

Other Matters to Come Before the Meeting
The Board knows of no other business that may come before the Annual Meeting. However, if any other matters are properly presented at the meeting, the proxy holders will vote upon them in accordance with their best judgment.
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE PROMPTLY.
By Order of the Board

James F. Rogers
Secretary
April 25, 2014
Chicago, Illinois
WE WILL FURNISH A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013 FILED WITH THE SEC FREE OF CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, UPON WRITTEN REQUEST TO OUR CORPORATE SECRETARY AT ORBITZ WORLDWIDE, INC., 500 W. MADISON STREET, SUITE 1000, CHICAGO, ILLINOIS 60661.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following three directors each to serve for a three-year term:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of Directors **Nominees**	☐	☐	☐	____________________

01 Mark Britton 02 Brad Gerstner 03 Kris Leslie

The Board of Directors recommends you vote FOR proposals 2 and 3:	For	Against	Abstain
2. To approve by an advisory (non-binding) vote the compensation of the named executive officers.	☐	☐	☐
3. To ratify the appointment of Deloitte & Touche LLP as our independent auditor for the year ending December 31, 2014.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000212335_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report on Form 10-K, Notice & Proxy Statement, Shareholder Letter is/are available at www.proxyvote.com .

ORBITZ WORLDWIDE, INC.
Annual Meeting of Shareholders
June 10, 2014 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby makes, constitutes and appoints Barney Harford and Jim Rogers, and each of them, proxies for the undersigned, with the powers the undersigned would possess if personally present and full power of substitution, to vote all shares of the common stock of Orbitz Worldwide, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders ("2014 Annual Meeting") of the Company, to be held on Tuesday, June 10, 2014, at 10:00 a.m. local time, at the offices of Latham & Watkins, LLP, 330 N. Wabash Avenue, Suite 2800, Chicago, Illinois 60611, or at any adjournments or postponements thereof. The undersigned also acknowledges receipt of the Letter to Shareholders, the Annual Report on Form 10-K, the Notice of the 2014 Annual Meeting and the Proxy Statement. The undersigned hereby revokes any other proxy executed previously for the 2014 Annual Meeting.

Each share of common stock of the Company has one vote. This proxy, when properly executed, will be voted in the manner the undersigned directs on the reverse side of this card. If you sign and return this proxy but do not specify otherwise, this proxy will be voted "FOR" proposals 1, 2 and 3 listed on the reverse side of this card. Simply sign, date and return this proxy. If this proxy is not returned, then the shares of the common stock of the Company that you own will not be voted.

Please be sure to sign on the reverse side of this card exactly as your name appears above the signature line.

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000212335_2 R1.0.0.51160